AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of March 22, 1995, by and among Lazer-Tron Corporation ("Lazer"), a California corporation, Acclaim Entertainment, Inc. ("Acclaim"), a Delaware corporation, and Acclaim Arcade Holdings, Inc. ("Holdings"), a Delaware corporation organized solely for the purpose of consummating the transactions contemplated hereby and a wholly owned subsidiary of Acclaim.

     WHEREAS, the Board of Directors of each of Lazer and Acclaim have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein and in the Agreement of Merger required to be filed under California law (the "California Certificate") in form and substance reasonably satisfactory to Acclaim and Lazer pursuant to which Holdings will, subject to the terms and conditions set forth herein, merge with and into Lazer (the "Merger") so that Lazer will be the surviving entity and a wholly owned subsidiary of Acclaim. Upon the effectiveness of the Merger, all the outstanding capital stock of Lazer will be converted into common stock of Acclaim subject to Section 2.05 hereof, and Acclaim will substitute comparable obligations of Acclaim for all obligations relating to the outstanding options and warrants to purchase securities of Lazer, as provided in this Agreement and the California Certificate and the applicable provisions of the Delaware General Corporation Law (the "DGCL") and the California General Corporation Law (the "CGCL");

     WHEREAS, the Merger is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by virtue of the provisions of Section 368(a)(2)(E) of the Code and it is a condition to Acclaim's and Holdings' obligations hereunder that the Merger be treated as a "pooling of interests" ("Pooling") for accounting purposes; and

     WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  The Merger

     Section 1.01 The Merger. (a) Upon the terms and subject to the conditions hereof and in accordance with Section 252 of the DGCL and Sections 1103 and 1108 of the CGCL, as promptly as practicable following the satisfaction or waiver of the conditions set forth in Article VI and Article VII hereof, but in no event later than five days thereafter (unless the parties shall otherwise agree) a closing (the "Closing") of the Merger shall take place at the offices of Rosenman & Colin, 575 Madison Avenue, New York, New York, or such other place and at such time as the parties shall agree in writing (the "Closing Date").

     (b)  Concurrently with the Closing, (i) a certificate of merger

(the "Certificate of Merger"), in form and substance reasonably satisfactory to Acclaim and Lazer, providing for the merger of Holdings with and into Lazer shall be duly prepared, executed and filed by Lazer, as the surviving corporation (the "Surviving Corporation"), with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL and (ii) the appropriate officers of Lazer, Acclaim and Holdings shall execute and acknowledge the California Certificate and it shall be filed with the California Secretary of State in accordance with the CGCL, and the Merger shall become effective upon completion of the latest of such filings as are required under the DGCL and the CGCL. The date and time the Merger becomes effective is referred to herein as the "Effective Time".

     Section 1.02 Effects of the Merger. (a) The Merger shall have the effects set forth in the DGCL and the CGCL and as hereinafter set forth. Following the Merger, the Surviving Corporation shall (i) continue its corporate existence under the laws of the State of California, (ii) be a wholly owned subsidiary of Acclaim, (iii) retain its name "Lazer-Tron Corporation", and (iv) succeed to all rights, assets, liabilities and obligations of Lazer and Holdings in accordance with the DGCL and the CGCL. At the Effective Time, pursuant to Section 1107 of the CGCL, the separate existence of Holdings shall cease and the Surviving Corporation shall succeed, without other transfer, to all the rights and property of each of Holdings and Lazer (sometimes hereinafter referred to collectively as the "Constituent Corporations") and shall be subject to all the debts and liabilities of each in the same manner as if the Surviving Corporation had itself incurred them. All rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, provided that such liens upon property of Holdings shall be limited to the property affected thereby immediately prior to the time the Merger is effective. Any action or proceeding pending by or against Holdings may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

     (b) At the Effective Time each share of common stock of Holdings issued and outstanding, immediately prior to the Effective Time shall by reason of the Merger and without any action by the holder thereof be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

     Section 1.03 Merger Consideration. (a) At the Effective Time, each share of common stock, no par value, of Lazer (the "Lazer Common Stock") issued and outstanding immediately prior to the Effective Time shall, by reason of the Merger and without any action by the holder thereof, be converted into the right to receive the following consideration (the "Merger Consideration"):

            (i) if the average of the closing sale price of a share of common stock, par value $0.02 per share, of Acclaim (the "Acclaim Common Stock") on the Nasdaq Stock Market's National Market System (as reported in the Wall Street Journal) for the 20 business days immediately preceding the second business day prior to the Closing Date (the "Acclaim Common Stock Price") shall be at least $12.50 but less than $16.00, that number of shares of Acclaim Common Stock equal to the product (rounded up to the nearest one thousandth) of (i) one (1) and (ii) a fraction, the numerator of which is $8.00 and the denominator of which is the Acclaim Common Stock

     Price;

           (ii) if the Acclaim Common Stock Price shall be at least $16.00 and not more than $20.00, one half (1/2) of a share of Acclaim Common Stock; or

          (iii) if the Acclaim Common Stock Price shall be more than $20.00, that number of shares of Acclaim Common Stock equal to the product (rounded up to the nearest one thousandth) of (i) one (1) and (ii) a fraction, the numerator of which is $10.00 and the denominator of which is the Acclaim Common Stock Price.

     (b) The issuance of the Acclaim Common Stock to be delivered to the holders of the Lazer Common Stock (the "Lazer Stockholders") in connection with the Merger shall be registered by Acclaim under the Securities Act of 1933, as amended (the "1933 Act"), on a registration statement on Form S-4 (the "S-4") which shall have been declared effective by the Securities and Exchange Commission (the "SEC") at or prior to the Effective Time.

     (c) No fractional shares of Acclaim Common Stock shall be issued or delivered to a Lazer Stockholder in payment of the Merger Consideration; cash shall be paid in lieu of any such fractional shares pursuant to Section 2.02 hereof. The fractional shares of Acclaim Common Stock to be received by each Lazer Stockholder will be aggregated so that no Lazer Stockholder will receive cash in an amount equal to or greater than the value of one full share of Acclaim Common Stock.

     (d) Dissenting Shares (hereinafter defined) shall not be converted into the right to receive the Merger Consideration and the holders thereof shall have only such rights as are provided under Chapter 13 of the CGCL unless and until the holders of any Dissenting Shares (the "Dissenting Shareholders") withdraw their demand for purchase of the Dissenting Shares in accordance with Chapter 13 of the CGCL or such Dissenting Shares or the Dissenting Shareholders otherwise lose their status as Dissenting Shares or Dissenting Shareholders under Section 1309 of the CGCL.

     (e) Notwithstanding the foregoing provisions of this Section 1.03, if the Acclaim Common Stock Price shall be less than $12.50, each of Acclaim and Lazer, at its sole option, shall have the right to give notice pursuant to
Section 8.01 hereof of its election to terminate this Agreement.

     Section 1.04 Directors and Officers; Articles of Incorporation; By-laws. At the Effective Time, the Board of Directors of the Surviving Corporation shall consist of Messrs. Gregory E. Fischbach, James Scoroposki, Robert Holmes, Anthony R. Williams and Norman B. Petermeier and the officers of the Surviving Corporation shall be the existing officers of Lazer, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation. The Articles of Incorporation and By-laws of Lazer at the Effective Time shall be the Articles of Incorporation and By-laws of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with their respective terms and applicable law.

     Section 1.05 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, and subject to Section 2.02, each issued and outstanding share of Lazer Common Stock (including shares issued pursuant to the 1994 Employee Stock Purchase Plan (the "Employee Purchase Plan") as provided in Section 1.06) other than Dissenting Shares, if any, shall be converted into the right to receive a fraction (rounded up to the nearest one-thousandth of a share) of a fully paid and nonassessable share of Acclaim Common Stock, determined in accordance with
Section 1.03 hereof.

     Section 1.06 Stock Plans and Warrants. (a) At the Effective Time, each outstanding option to purchase Lazer Common Stock (a "Stock Option") granted under the Lazer's 1989 Stock Option Plan (the "Employee Option Plan", collectively with the Director Stock Option Plan (the "Director Option Plan"), the "Lazer Stock Option Plans") and each outstanding warrant (the "Warrants") described on Schedule 3.02 hereto, whether vested or unvested, shall, by virtue of the Merger and without any further action on the part of any holder thereof, be deemed substituted with an option or warrant (hereinafter referred to as an "Acclaim Option or Warrant"), as applicable, on substantially the same terms and conditions as were applicable under such Stock Option or Warrant, to acquire that number of shares of Acclaim Common Stock (and with respect to the Sales Agent Warrants (as hereinafter defined) listed on Schedule 3.02 which are exercisable for Lazer Common Stock and a warrant to buy one-half of a share of Lazer Common Stock (the "Underlying Warrant"), in addition to such number of shares of Acclaim Common Stock, that number of warrants to purchase shares of Acclaim Common Stock (herein referred to as the "Underlying Acclaim Warrant") as the holder of such Stock Option or Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Stock Option or Warrant in full immediately prior to the Effective Time (without taking into account whether or not such Stock Option or Warrant was in fact exercisable), and the exercise price per share for such shares of Acclaim Common Stock shall be equal to (x) the aggregate exercise price for Lazer Common Stock purchasable pursuant to such substituted Stock Option or Warrant (and with respect to the Sales Agent Warrants, the aggregate exercise price to acquire the Lazer Common Stock and Underlying Acclaim Warrant) divided by (y) the number of shares of Acclaim Common Stock deemed directly purchasable pursuant to such Stock Option or Warrant; and, with respect to any Underlying Acclaim Warrant the exercise price for the Acclaim Common Stock purchasable upon exercise of any Underlying Acclaim Warrant shall be determined in the same manner as set forth above with respect to any other Stock Option or Warrant as though the Underlying Warrants were outstanding immediately prior to the Closing Date. Immediately prior to the Effective Time, each outstanding right to acquire Lazer Common Stock ("Lazer Stock Purchase Rights") issued pursuant to the Employee Purchase Plan shall be exercised or deemed exercised (such deemed exercise shall nevertheless require application of the funds held in the applicable employee's account under the Employee Purchase Plan) to purchase shares of Lazer Common Stock at an exercise price per share determined in accordance with the formula set forth in the Employee Purchase Plan and for that number of shares of Lazer Common Stock and upon the terms and conditions determined in accordance with the terms of the Employee Purchase Plan. After such exercise or deemed exercise of all outstanding Lazer Stock Purchase Rights, but in any event no later than July 1, 1995, including without limitation with respect to rights outstanding on the date hereof and/or outstanding through June 30, 1994, the Employee Purchase Plan and any other unexercised rights shall be terminated (unless the closing shall occur prior to said date in which event the Employee Purchase Plan and all such rights shall terminate as of the date two business days prior to such

Closing Date) provided, that the Closing subsequently occurs. All such shares of Lazer Common Stock issued upon the exercise or deemed exercise of Lazer Stock Purchase Rights under the Employee Purchase Plan shall be converted into the right to receive Acclaim Common Stock as provided in Sections 1.03 or 1.05. If the foregoing calculation results in a substituted Acclaim Option or Warrant (or would result in an Underlying Acclaim Warrant) being exercisable for a fraction of a share of Acclaim Common Stock, then the number of shares of Acclaim Common Stock subject to such Acclaim Option or Warrant (or underlying Acclaim Warrant) will be rounded down to the nearest whole number of shares with no cash being paid for such fractional share. The exercise price of such Acclaim Option or Warrant (or underlying Acclaim Warrant) shall be rounded to the nearest whole cent. In the case of any Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-423 of the Code ("statutory stock options"), the option price, the number of shares purchasable pursuant to such Stock Option and the terms and conditions of exercise thereof shall comply with Section 424(a) of the Code. Continuous employment or service with Lazer will be credited to an optionee for purposes of determining the number of shares of Acclaim Common Stock subject to exercise under a converted Stock Option. Stock Options under the Director Option Plan shall by the terms thereof accelerate and thereafter terminate concurrently with or immediately prior to the Effective Time.

     (b) As soon as practicable after the Effective Time, Acclaim shall deliver to each holder of an outstanding Stock Option or Warrant an appropriate notice setting forth such holder's rights pursuant thereto and such Stock Option or Warrant shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.06 after giving effect to the Merger). Acclaim shall comply with the terms of all such Stock Options and Warrants and use it best efforts to ensure, to the extent required by, and subject to the provisions of, any such Lazer Stock Plan that Stock Options which qualified as qualified stock options prior to the Effective Time continue to qualify as qualified stock options after the Effective Time. Acclaim shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acclaim Common Stock for delivery pursuant to the terms set forth in this Section 1.06. Acclaim shall use reasonable efforts to cause the Acclaim Common Stock to be issued pursuant to exercise of the substituted Options and Warrants to be issued under Acclaim's existing stock option plans or otherwise with respect to not more than 10,000 non-qualified stock options and, if not already registered, to register such Acclaim Common Stock issuable pursuant to such plans or otherwise, as applicable, as soon as reasonably practicable following the Effective Time on a registration statement on Form S-8 or other applicable form.

     (c) If necessary to effect the adjustments contemplated by this Section 1.06, Lazer will use its reasonable efforts to obtain the consent of each holder of a Stock Option or Warrant.

     Section 1.07 Tax Free Reorganization. The parties intend to adopt this Agreement and the Merger as a tax-free plan of reorganization under Section 368(a)(1)(A) of the Code by virtue of the provisions of Section 368(a)(2)(E) of the Code. The Acclaim Common Stock issued in the Merger will be issued solely in exchange for the Lazer Stock, and no other transaction other than the Merger and as provided in this Agreement is intended to be an adjustment to the consideration paid for the Lazer Stock. Except for cash paid in lieu of fractional shares and dissenters rights, no consideration that could constitute "other property" within the meaning of Section 356(a) of the Code is being transferred by Acclaim for the Lazer Common Stock in the Merger. The parties shall not take a position on any tax return inconsistent with this Section 1.07 unless otherwise required by law.

     Section 1.08 Pooling of Interests. The parties acknowledge that it is a condition of Acclaim's and Holdings' obligations hereunder that the Merger be treated as a Pooling for accounting purposes under and in accordance with the applicable provisions of GAAP, including without limitation Opinion No. 16 of the Accounting Principles Board ("APB 16"). The affiliates of Lazer shall execute and deliver to Acclaim Affiliates Agreements (as defined below) as contemplated by Section 6.20 below, to ensure compliance by such affiliates with the restrictions required to allow such accounting treatment to be utilized.

                                  ARTICLE II
                              Exchange of Shares

     Section 2.01 Surrender of Certificates. Prior to the Effective Time, Acclaim shall make available to American Securities Transfer, Inc., or a bank reasonably acceptable to Lazer (the "Exchange Agent"), in trust for the benefit of the holders of Lazer Common Stock for exchange in accordance with this
Article II, certificates representing the aggregate number of shares of Acclaim Common Stock issuable pursuant to Section 1.05. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented Lazer Common Stock (the "Certificates") a letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Acclaim Common Stock and cash in lieu of fractional shares, if applicable. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Lazer Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Article II, from and after the Effective Time each Certificate shall be deemed to represent only the right to receive the Merger Consideration for each share of Lazer Common Stock formerly represented by such Certificate, and shall not evidence any interest in, or any right to exercise the rights of a stockholder of, Acclaim. If a certificate representing Acclaim Common Stock is to be issued or a cash payment in lieu of fractional share interests is to be made to a person other than the one in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such issuance or payment that such Certificate be properly endorsed (or accompanied by an appropriate instrument of transfer) and accompanied by evidence that any applicable stock transfer taxes have been paid or provided for.

     Section 2.02 No Fractional Shares. No certificate or scrip representing fractional shares of Acclaim Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Acclaim. The fractional shares of Acclaim Common Stock to be received by each Lazer Stockholder will be aggregated so that no Lazer Stockholder will receive cash in an amount equal to or greater than the value of one full share of Acclaim Common Stock. In lieu of any such fractional share, the Exchange Agent shall pay to each Lazer Stockholder who otherwise would be entitled to receive a fractional share of Acclaim Common Stock an amount of cash determined by multiplying (i) the Acclaim Common Stock Price by (ii) the fraction of a share of Acclaim Common Stock to which such holder would otherwise be entitled. Acclaim shall make available to the Exchange Agent sufficient funds as and when necessary to enable the Exchange Agent to make the cash payments contemplated hereby. In no event shall interest be paid or accrued on any such cash payments. The transfer of cash to Lazer Stockholders in lieu of fractional shares of Acclaim Common Stock, if any, is solely for the purpose of avoiding the expense and inconvenience to Acclaim of accounting for fractional shares and does not represent separately bargained for consideration.

     Section 2.03 No Dividends. No dividends or other distributions declared or made after the Effective Time with respect to Acclaim Common Stock with a record date after the Effective Time shall be paid to the holder of any Certificate with respect to the Acclaim Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate and comply with all requirements necessary to avoid "backup withholding" under
Section 3406 of the Code. Dividends or other distributions with a record date after the Effective Time payable in respect of Acclaim Common Stock held by the Exchange Agent shall be held in trust for the benefit of such holders of Certificates. Following surrender of any previously unsurrendered Certificate and compliance with such requirements under Section 3406 of the Code, there shall be paid to the record holder of the certificates representing whole shares of Acclaim Common Stock issued in exchange therefor, without interest,
(i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acclaim Common Stock and (ii) at the date of payment of any dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, the amount of such dividends or other distributions payable with respect to such whole shares of Acclaim Common Stock.

     Section 2.04 Return to Acclaim. Any shares of Acclaim Common Stock and any cash in lieu of fractional share interests made available to the Exchange Agent and not exchanged for Certificates within six months after the Effective Time and any dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates representing Lazer Common Stock and unclaimed at the end of such six-month period shall be redelivered or repaid by the Exchange Agent to Acclaim, after which time any holder of Certificates who has not theretofore delivered or surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look as a general creditor only to Acclaim for payment of the Merger Consideration, cash in lieu of fractional share interests, and any such dividends or distributions. Notwithstanding the foregoing, none of the Exchange Agent, the Surviving Corporation or any other party hereto shall be liable to a holder of Lazer Common Stock for any Merger Consideration, cash in lieu of fractional share interests or dividends or distributions delivered to a public official pursuant to applicable escheat laws.

     Section 2.05 Dissenting Shares. If demands for payment under Chapter 13 of the CGCL are filed with respect to 5% or more of the outstanding shares of the Lazer Stock, the holders of which vote against the Merger, then such holders shall be entitled to exercise dissenters' rights to the extent available under Chapter 13 of the CGCL with respect to the shares for which such demand has been filed in accordance with Chapter 13 of the CGCL. In addition, any shares of Lazer Common Stock whose transfer is restricted by law or regulation or by Lazer and that are voted against the Merger shall be entitled to exercise dissenters' rights to the extent available under Chapter 13 of the CGCL. If and to the extent dissenters' rights are available under the CGCL to holders of Lazer Common Stock in connection with the Merger, who have voted against the Merger and with respect to which dissenters' rights shall have been properly demanded in accordance with the provisions of Chapter 13 of the CGCL ("Dissenting Shares"), such Dissenting Shares shall not be converted into the right to receive the Merger Consideration and the holders thereof shall have only such rights as are provided in such Chapter 13 of the CGCL unless and until the holder of any such Dissenting Shares withdraws his demand for such purchase of such Dissenting Shares or such Dissenting Shares or holders otherwise lose their status as Dissenting Shares or shareholders, respectively, under Section 1309 of the CGCL or otherwise loses his right to such appraisal. If a holder of Dissenting Shares shall properly withdraw his demand for purchase of such Dissenting Shares or such Dissenting Shares or holders of Dissenting Shares shall otherwise lose their status as Dissenting Shares or shareholders, respectively, under Section 1309 of the CGCL, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration. Prior to the Effective Time, Lazer shall give Acclaim prompt notice of any written demands for appraisal or withdrawals of demands for appraisal received by Lazer and, except with the prior written consent of Acclaim, shall not settle or offer to settle any such demands.

     Section 2.06 No Further Transfer. Following the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Lazer Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

                                  ARTICLE III
                    Representations and Warranties of Lazer

     Lazer represents and warrants to Acclaim and Holdings as follows:

     Section 3.01 Organization and Good Standing. Each of Lazer and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Lazer and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a Material Adverse Effect. "Material Adverse Effect" means, with respect to Lazer, any event that could have a material adverse effect on the business, assets, results of operations or financial condition of and its subsidiaries taken as a whole; provided that a Material Adverse Effect shall not include any effect that results from general economic conditions affecting the video and
coin-operated arcade game market.   Lazer has heretofore delivered to Acclaim
accurate and complete copies of the Articles of Incorporation and By-laws of and its subsidiaries, as currently in effect.

     Section 3.02 Capitalization. (a) As of the date hereof the authorized capital stock of consists of 10,000,000 shares of Common Stock of which 3,554,852 shares were issued and outstanding as of February 28, 1995 and 1,000,000 shares of preferred stock, no par value (" Preferred Stock") of which there were no shares outstanding as of February 28, 1995. An aggregate of 518,127 shares of Common Stock were reserved and authorized for issuance pursuant to the Employee Option Plan, of which options to purchase a total of 413,414 shares of Common Stock were outstanding as of February 28, 1995. An aggregate of 85,000 shares of Common Stock were reserved and authorized for issuance pursuant to the Director Option Plan, of which options to purchase a total of 36,000 shares of Common Stock were outstanding as of February 28, 1995. An aggregate of 45,034 shares of Common Stock were reserved and authorized for issuance pursuant to the Employee Purchase Plan. An aggregate of 667,166 shares of Common Stock were reserved and authorized for issuance pursuant to redeemable warrants ("Redeemable Warrants") outstanding as of February 28, 1995. An aggregate of 192,646 shares of Common Stock were reserved and authorized for issuance pursuant to sales agent warrants as set forth on Schedule 3.02 (the "Sales Agent Warrants") outstanding as of
February 28, 1995. An aggregate of 55,000 shares of Common Stock were reserved and authorized for issuance pursuant to a warrant held by Van Kasper & Co. (the "Underwriter Warrant"). All of the issued and outstanding shares of Lazer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. All prior sales of Lazer's securities have been made in compliance with or under an exemption from the registration requirements of the 1933 Act and applicable state securities laws, and no shareholders of Lazer have any rescission rights with respect to any Lazer securities. Except as referred to above or reflected in Schedule 3.02(a), Lazer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character to or by which Lazer is a party or is bound which, directly or indirectly, obligate Lazer to issue, deliver or sell any shares of Lazer Common Stock or Lazer Preferred Stock or any other equity security of Lazer or any securities representing the right to purchase or otherwise receive any shares of Lazer Common Stock or any other equity security of Lazer. The names of the optionees and warrantholders holding Stock Options and Warrants, the date of grant of each Stock Option or Warrant to purchase Lazer Common Stock granted and outstanding as of February 28, 1995, the number of shares of Lazer Common Stock subject to each such Stock Option or Warrant, the expiration date of each such Stock Option or Warrant, and the price at which each such Stock Option or Warrant may be exercised under Lazer's Stock Option Plans are set forth in Schedule 3.02(a). Assuming the conversion of Stock Options and Warrants under Section 1.06 hereof, at the Effective Time there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which Lazer or any of its subsidiaries will be bound calling for the sale or issuance by Lazer of any shares of the capital stock of Lazer or any of its subsidiaries. No vesting restrictions of any Stock Options (except with respect to 36,000 Stock Options outstanding under the Director Option Plan) or Warrants will, as a consequence of the Merger, lapse so as to accelerate the vesting of any such Stock Options or Warrants and the Board of Directors of Lazer has not and will not have, as of the Closing Date, taken any action to permit such acceleration and will take any action necessary to prevent such acceleration.

     (b) Schedule 3.02(b) sets forth a true and correct list of all of Lazer's subsidiaries as of the date of this Agreement. Except as set forth on Schedule 3.02(b), Lazer owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of Lazer's subsidiaries, free and clear of all Liens (as defined below) whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of Lazer's subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the sale or issuance by such subsidiary of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary.

     (c) All existing option agreements subject to the Lazer Stock Option Plans and all existing Warrants set forth on Schedule 3.02(a) hereof are in form and substance substantially the same as the forms of option agreements and warrant agreements previously provided to Acclaim or as filed with the Lazer SEC Reports, as applicable and each conforms to the expressly enumerated provisions of the Lazer Stock Option Plans or such Warrant Agreement, as applicable, under which each was issued including without limitation as to exercise and vesting and the Lazer Board of Directors has not taken (except with respect to 36,000 options outstanding under the Director Option Plan) and will not take any action pursuant to the Lazer Stock Option Plans or such Warrant Agreements or otherwise which would permit the acceleration of the exercisability of any Options or Warrants whether in connection with the Merger or the transactions contemplated hereby or otherwise.

     Section 3.03 Authority Relating to this Agreement. Lazer has full corporate power and authority to execute and deliver this Agreement and all other documents hereby contemplated and, subject to obtaining requisite shareholder approval, to consummate the transactions contemplated hereby and to take all other actions required to be taken by it pursuant to the provisions hereof. The execution and delivery of this Agreement by Lazer and the consummation by Lazer of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Lazer and no other corporate proceedings on the part of Lazer are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Lazer Common Stock in accordance with the CGCL and Lazer's Articles of Incorporation and Bylaws). This Agreement has been duly and validly executed and delivered by Lazer and constitutes a valid and binding agreement of Lazer, enforceable against Lazer, in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting the enforceability of creditors' rights generally or laws governing the availability of specific performance or other equitable remedies, or restrictions on the enforcement of securities indemnification and contribution provisions imposed by public policy.

     Section 3.04 Consents and Approvals; No Violations. Except for applicable requirements of the 1933 Act, Securities Exchange Act of 1934, as amended (the "1934 Act"), state Blue Sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the filing and recordation of the Certificate of Merger, as required by the DGCL, the California Certificate as required by the CGCL, appropriate documents with the relevant authorities of States in which Lazer is qualified to do business, and such filings, authorizations, orders and approvals as may be required under State "control share acquisition", "antitrust" or other similar statutes or regulations, and such filings, authorizations, orders and approvals as may be required under foreign laws and NASD Bylaws, or as set forth in Schedule 3.04 hereto, no filing with, and no permit, authorization, consent or approval of, any public body or authority, including courts of competent jurisdiction, domestic or foreign ("Governmental Entity"), or of any third party, is necessary for the entering into and/or consummation by Lazer of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.04, subject to obtaining requisite shareholder approval, neither the execution and delivery of this Agreement by Lazer nor the consummation by Lazer of the transactions contemplated hereby nor compliance by Lazer with any of the provisions hereof will (i) constitute any violation or breach of any provision of the Articles of Incorporation or By-laws of Lazer or its subsidiaries,
(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Lazer or its subsidiaries is a party or by which either they or their properties or assets may be bound or (iii) other than filings and consents under the 1933 Act, 1934 Act, the HSR Act or as otherwise set forth on
Schedule 3.04, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Lazer, its subsidiaries or any of their properties or assets, except in the case of subclause (ii) or (iii) of this sentence for violations, breaches, defaults, rights which arose or liens which would not, in the aggregate, have a Material Adverse Effect and which would not prevent or materially delay the consummation of the transactions contemplated hereby.

     Section 3.05 Public Reports. Except as disclosed in Schedule 3.05 hereto, Lazer has and at the Effective Time will have filed all required forms, reports and documents with the SEC since the effectiveness of the registration statement relating to its initial public offering in May 1994 (collectively, the "Lazer SEC Reports"), all of which forms, reports and documents have and shall have complied in all material respects with all applicable requirements of the 1933 Act and the 1934 Act. Except as disclosed in Schedule 3.05, as of their respective dates of filing in final or definitive form (or, if amended or superseded by a subsequent filing, then on the date of such subsequent filing), none of the Lazer SEC Reports, including, without limitation, any financial statements or schedules included therein, contained or shall contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Lazer SEC Reports fairly presents and shall present the consolidated financial position of Lazer and its subsidiaries as of the respective dates thereof, and the other related financial statements (including the related notes) included therein fairly presented the consolidated results of operations and changes in financial position of Lazer and its subsidiaries for the respective periods indicated, except, in the case of interim financial statements, for year-end audit adjustments, consisting only of normal recurring accruals. Each of the financial statements (including the related notes) included in the Lazer SEC Reports has been and shall have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as otherwise noted therein or, in the case of the unaudited financial statements, as permitted by the applicable rules and regulations of the SEC.

     Section 3.06 Absence of Certain Changes. Except as contemplated herein or set forth in Schedule 3.06, since December 31, 1994 neither Lazer nor its subsidiaries (i) has taken any of the actions set forth in Sections 5.01(a) through 5.01(c) and/or 5.01(e) through 5.01(l) or agreed to take any of such actions, (ii) suffered a Material Adverse Effect or (iii) entered into any transaction, or conducted its business or operations, other than in the ordinary course of business and consistent with past practice.

     Section 3.07 No Undisclosed Liabilities. Except as and to the extent provided in Lazer's unaudited balance sheet as at December 31, 1994 and the notes thereto (the "Lazer Balance Sheet"), neither Lazer nor its subsidiaries had at December 31, 1994 any liabilities absolute, accrued, unaccrued, contingent or otherwise required by GAAP to be reflected on a consolidated balance sheet of Lazer and its subsidiaries in excess of $50,000 in the aggregate. Except as and to the extent set forth in Schedule 3.07, since December 31, 1994 neither Lazer nor its subsidiaries has incurred any liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of Lazer and its subsidiaries taken as a whole, except liabilities (i) adequately provided for in the Lazer Balance Sheet, (ii) incurred since December 31, 1994 in the ordinary course of business, (iii) consistent with past practice or
(iv) incurred in connection with this Agreement.

     Section 3.08 No Default. Except as set forth in Schedule 3.08, neither Lazer nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Articles of Incorporation or its By-laws, (ii) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Lazer or any of its subsidiaries is a party or by which they or any of their properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Lazer or any of its subsidiaries, except in the case of subclause (ii) or (iii) of this sentence for defaults or violations which would not, in the aggregate, have a Material Adverse Effect and which would not prevent or materially delay the consummation of the transactions contemplated hereby.

     Section 3.09 Litigation. Except as set forth in Schedule 3.09 or in the Lazer SEC Reports, there is no suit, action or proceeding pending or, to the knowledge of Lazer, any investigation pending or any suit, action, proceeding or investigation threatened against, involving or affecting Lazer or its officers and directors in such capacities, any of its subsidiaries, or any of its or their respective properties or rights seeking equitable relief or claiming damages in excess of $250,000, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Lazer or its officers and directors in such capacities, or any of its subsidiaries, which does or might reasonably be expected to (i) result in the modification, termination, suspension, impairment or reformation of any contract to which Lazer or any of its subsidiaries is a party, which modification, termination, suspension, impairment or reformation would have a Material Adverse Effect; (ii) materially adversely affect the manner in which Lazer conducts its business; (iii) affect the ability of Lazer or Acclaim to consummate any of the transactions contemplated hereby; or (iv) have a Material Adverse Effect. Except as set forth in Schedule 3.09, there is no suit, action or proceeding pending by Lazer against any third party.

     Section 3.10 Compliance with Applicable Law. The businesses of Lazer and its subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Entity, except for violations which, in the aggregate, do not and would not reasonably be expected to have a Material Adverse Effect. Lazer and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Lazer Permits"), except for failures to hold such Lazer Permits which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Lazer and its subsidiaries are in compliance with the terms of the Lazer Permits, except where the failure so to comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 3.11 Taxes. Lazer and each of its subsidiaries have duly and timely filed all material federal, state, local and foreign tax returns required to be filed by it, and except for Taxes (as hereinafter defined) not in excess of $100,000, Lazer has duly and timely paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such returns, except such as are being contested in good faith by appropriate proceedings or otherwise and/or as described on Schedule 3.11 hereto, and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all periods since the periods covered by such returns. Except as disclosed in Schedule 3.11 and except for taxes not in excess of $100,000, Lazer and each of its subsidiaries have fully collected, withheld and/or paid over all Taxes required to be collected, withheld and/or paid over to a taxing authority. Except as disclosed in Schedule 3.11, all deficiencies and assessments asserted as a result of any examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the financial statements contained in the Lazer SEC Reports, and no issue or claim has been asserted for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a Material Adverse Effect, other than those heretofore paid or provided for. Except as set forth in Schedule 3.11, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state, local or foreign tax return of Lazer or its subsidiaries. Except as set forth in Schedule 3.11, neither Lazer nor any of its subsidiaries has filed any consent under Section 341(f) of the Code (or any corresponding provision of state, local or foreign tax law), is a party to any agreement, contract or arrangement providing for the allocation or sharing of any Taxes or providing for a contractual or other obligation to indemnify or reimburse any other person or entity with respect to any Taxes, or is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code. Neither the Merger nor any other transaction contemplated by this Agreement will result in any payment or series of payments by Lazer, Acclaim or any subsidiaries of either that will constitute a parachute payment within the meaning of Section 280G of the Code. For purposes of this Agreement, "Taxes" shall mean any and all taxes, fees, levies, duties, charges or other assessments imposed by any federal, state, county, local or foreign government, taxing authority, subdivision or agency thereof, including interest, penalties, additions to tax or additional amounts relating thereto.

     Section 3.12 Employee Benefit Plans; ERISA. (a) The name of each plan, program, arrangement, agreement or commitment sponsored or maintained by or on behalf of Lazer or any ERISA Affiliate or to which Lazer or any ERISA Affiliate makes or is obligated to make contributions or to which Lazer or any ERISA Affiliate made or was obligated to make contributions during the five (5) year period ending on the date hereof, which is a pension, profit sharing, savings, thrift or other retirement plan (including, without limitation, each "employee pension benefit plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), deferred compensation, stock purchase, stock option, performance share, bonus or other incentive plan, severance pay plan, policy or procedure, life, health, disability or accident insurance plan (including, without limitation, each "employee welfare benefit plan" as defined in Section 3(1) of ERISA) or vacation or other employee benefit plan, program, arrangement, agreement or commitment, whether or not written (all of the foregoing being hereinafter referred to individually as a "Plan" and collectively as the "Plans"), is set forth on Schedule 3.12(a) hereto. Except as set forth in Schedule 3.12(a), Lazer and each of its ERISA Affiliates have complied with all of the provisions of each such Plan and all applicable provisions of ERISA and the Code, have administered each such Plan (including the payment of benefits thereunder) in accordance with the provisions of each such Plan and all applicable provisions of ERISA and the Code and have timely made all required contributions thereto.

     (b) Copies of the two most recent annual reports (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with each Plan with respect to which such a report is required have been delivered to Acclaim. All Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "Lazer Pension Plans"), are identified as such in Schedule 3.12(b). All contributions due from Lazer or any ERISA Affiliate with respect to any of the Plans have been made as required under ERISA or have been accrued on Lazer's or any such ERISA Affiliate's financial statements as of March 31, 1995. Each Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Plans, except as would not have a Material Adverse Effect.

     (c) No Lazer Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in Section 3(37) or

4001(a)(3) of ERISA. Lazer or any ERISA Affiliate does not maintain or contribute to and during the last five years has not maintained or contributed to a Lazer Pension Plan which is subject to the provisions of Title IV of ERISA and does not have any liability with respect to any Lazer Pension Plan which is subject to the provisions of Title IV of ERISA. No Lazer Pension Plans are subject to Title IV of ERISA. No "prohibited transaction", as defined in
Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan which is covered by Title I of ERISA, which would result in any material liability to Lazer and its ERISA Affiliates taken as a whole, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Plan has or will make Lazer or any officer or director of Lazer subject to any material liability under Title I of ERISA or liable for any material Tax or penalty pursuant to Section 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA.

     (d) With respect to each Lazer Pension Plan that is intended to be qualified under Section 401(a) of the Code (a "Lazer 401(a) Plan"), either (A) a favorable determination letter has been received from the (Internal Revenue Service) (the "IRS") as to such qualification under the Code as in effect immediately after the Tax Reform Act of 1986 or (B) an application for a favorable determination letter is pending or will be duly filed with the IRS prior to the expiration of the time within which retroactive amendment relating back to the effective date of such plan may be made under Section 401(b) of the Code and regulations or IRS pronouncements thereunder, and there is no reason to believe that any favorable determination letter will not be received and that no amendments will be required in order to receive the same which will result in a material cost increase thereto. Lazer has delivered to Acclaim or its counsel a complete and correct copy of the most recent IRS determination letter with respect to each Lazer 401(a) Plan.

     (e) Lazer or, if applicable, any ERISA Affiliate, is entitled to cease its participation in each Plan referred to in this Section 3.12 without default, penalty, premium or any additional cost to Lazer in excess of $100,000 in the aggregate and each such Plan, by its provisions, permits Lazer or, if applicable, any ERISA Affiliate, to amend or terminate, in whole or in part, each Plan referred to in this Section 3.12 without default, penalty, premium or any additional cost to Lazer in excess of $100,000.

     (f) The consummation of the transactions contemplated by this Agreement will not, except as disclosed in Schedule 3.12(f) hereto, result in or entitle any employee or former employee (or any other person) of Lazer or any ERISA Affiliate (including any such person who becomes an employee of Acclaim or Holdings) to severance pay, or any other payment becoming due from Lazer or any ERISA Affiliate.

     (g) Except as set forth in Schedule 3.12(g) hereto, with respect to each Plan which is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA (a "Welfare Plan"): (i) the applicable requirements of Part III of Subchapter B of Chapter 1 of the Code are satisfied if benefits under such Welfare Plan are intended to qualify for tax-favored treatment; and (ii) each such Welfare Plan which is a group health plan within the meaning of Section 4980B of the Code is in compliance with the applicable requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA.


     (h) There are no leased employees within the meaning of Section 414(n) of the Code who perform services for Lazer or any ERISA Affiliate.

     (i) No Plan is funded by a trust described in Section 501(c)(9) of the Code.

     (j) Lazer is not a member of an affiliated service group within the meaning of Section 414(m) of the Code.

     (k) Schedule 3.12(k) hereto sets forth the aggregate of the annual employer contributions and other direct expenses (which expenses are equal to or in excess of $9,000 with respect to any Plan) paid by Lazer in connection with each Plan for each of the last three plan years of such Plan.

     (l) Except as set forth in Schedule 3.12(l), all reports and other information required under ERISA or any other applicable law or regulation to be filed by Lazer or any ERISA Affiliate, or, with respect to a Plan, the administrator (as defined in Section 3(16) of ERISA) thereof or any other person on or prior to the date hereof or on or prior to the Closing Date with the relevant Governmental Body and/or distributed or made available to any Plan participant and beneficiary (including "alternate payees", as defined in Section 206(d)(3)(K) of ERISA), as the case may be, have been timely filed, distributed or made available in accordance with ERISA or such other applicable law or regulation, as the case may be, and all such reports and other information are, and at the Closing Date will be, as the case may be, true and correct in all material respects as of the date given and no penalties under ERISA or any other applicable law or regulation are and at the Closing Date will be owed to any Plan participant and/or beneficiary and/or any Governmental Body with respect to the failure to file any such reports or to distribute or make available any such reports or other information.

     (m) None of the Plans is under investigation or audit by either the United States Department of Labor or the Internal Revenue Service.

     (n) None of the Plans provides any benefits including, without limitation, life insurance or medical benefits (whether or not insured) with respect to any current or former employee of Lazer or any ERISA Affiliate beyond their retirement or other termination of service other than (i) coverage mandated by Sections 601-608 of ERISA or any other applicable law or
(ii) disability benefits under any Welfare Plan that have been fully provided for by insurance or otherwise.

     (o) There has been delivered to Acclaim with respect to each Plan set forth in Schedule 3.12(a) a copy of the Plan, and where required, a copy of the summary plan description, together with each Summary of Material Modifications required under ERISA with respect to such Plan and all material employee communications relating to such Plan.

     (p) For purposes of this Section 3.12, the term "ERISA Affiliate" shall mean all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control and all other entities which, together with Lazer are treated as a single employer under any or all of Section 414(b), (c), (m), (n) or (o) of the Code at any time during the period of ten (10) years ending on the Closing Date. Lazer has no ERISA Affiliates other than Lazer Tron Limited.

     Section 3.13 Intellectual Property. Schedule 3.13 hereto is a complete list of the trademarks, trade names, patents, copyrights, fictitious business names, service marks and pending applications therefor that are owned by Lazer and a complete list of the trademarks, trade names, patents, copyrights, fictitious business names, service marks and pending applications therefor that are used by Lazer or which Lazer has the right or license to use. The trademarks, trade names, patents, copyrights, fictitious business names, service marks and pending applications appearing on Schedule 3.13 hereto, together with any other trademarks, trade names, patents, copyrights, fictitious business names and service marks owned, used or licensed by Lazer, are collectively herein referred to as the "Proprietary Rights". Prior to using a name for any game held out for sale or lease, Lazer performs a search under both United States and common law seeking to determine whether, based on such search, it is reasonable to use such name or mark in the manner in which Lazer believes its intended use will not infringe any other third parties' rights therein, whether statutory or common law rights of such third parties (including, without limitation, trademark and the rights of privacy and publicity). Except as disclosed on Schedule 3.13, Lazer owns and/or has the right or license to use each of the Proprietary Rights for the categories of goods and services to the extent that each such Proprietary Right is currently being used. Except as disclosed on Schedule 3.13 hereto, (i) Lazer is not bound by or a party to any options, licenses, or material agreements of any kind with respect to the Proprietary Rights and (ii) has not assigned, licensed or in any manner encumbered or materially impaired any rights in the Proprietary Rights. As used solely in this Section 3.13, "material" or "materially" refers to a state of facts which, if present, would restrict, impair, diminish or adversely affect Lazer's ability to use any or all of the Proprietary Rights in the manner presently used by Lazer or would result in the loss of a significant economic benefit presently received or receivable by Lazer from or in respect of such Proprietary Right. To Lazer's knowledge, the Proprietary Rights owned or used by Lazer are free and clear of all mortgages, charges, pledges, liens, security interests, claims or encumbrances (hereinafter "Liens"), of any kind or nature. Except as disclosed on Schedule
3.09 hereto, no Proprietary Right owned or used by Lazer to Lazer's knowledge infringes or violates any personal, property, statutory or common law or any other rights of any third parties (including, without limitation, copyright, trademark and the rights of privacy and publicity) and no claim alleging any such infringement or violation has been received by Lazer. Except as disclosed in Schedule 3.09 hereto, no unresolved claims or notices to Lazer's knowledge have been asserted or given during the past three years by any person challenging the use by Lazer of any of the Proprietary Rights or challenging or questioning the validity, enforceability or effectiveness of or the title of Lazer or any of its subsidiaries to any of the Proprietary Rights or any agreement relating thereto nor is there any action, suit, investigation or proceeding by or before any court or other governmental entity reasonably likely to materially adversely affect the validity or enforceability of or impair the title or right of Lazer or any of its subsidiaries to use any of the Proprietary Rights owned or used by Lazer or any of its subsidiaries. Except as disclosed on Schedule 3.09 or 3.13 hereto, (i) Lazer has not been informed of any claims or suits pending or threatened against Lazer that relate to the business of Lazer claiming an infringement by Lazer of any patents, licenses, trademarks, service marks or trade names of others and Lazer has not to Lazer's knowledge infringed any Proprietary Rights of any third party under any personal, property, statutory or common law or any other rights of third parties, and (ii) Lazer has not commenced any claims or suits or threatened any claims or suits relating to Lazer's business, claiming an infringement by a third party of any patents, licenses, trademarks, service marks or trade names of Lazer and, to Lazer's knowledge, no third party is infringing any of Lazer's Proprietary Rights. All such Proprietary Rights are not breached or terminated as a result of the Merger and the transactions contemplated hereby.

     Section 3.14 Pooling Matters. Except as set forth in Schedule 3.14, neither Lazer nor any of its affiliates has taken or agreed to take, nor will any of them take, any action (other than any action taken or agreed to be taken as expressly provided herein or as requested in writing by Acclaim in connection with the transactions contemplated hereby) that would adversely affect the ability of Acclaim to account for the business combination to be effected by the Merger as a Pooling under and in accordance with the applicable provisions of GAAP including without limitation APB 16.

     Section 3.15 Change in Control. Except as set forth in Schedule 3.15, neither Lazer nor any of its subsidiaries is a party to any contract, agreement or understanding which contains a "change in control," "potential change in control" or similar provision.

     Section 3.16 Employees and Other Matters. Schedule 3.16 hereto is a correct and complete list of (i) the directors and officers of Lazer and independent contractors regularly employed by Lazer and not otherwise identified in the Schedules hereto, together with a statement of the full amount payable by way of salary, bonuses perquisites and other direct or indirect compensation to each such person; (ii) the name of each bank in which Lazer has an account or safety deposit box; and (iii) the names of all persons, if any, holding currently effective powers of attorney from Lazer and a summary statement of the terms thereof. With respect to each officer and director listed in Schedule 3.16 hereto, a copy of any existing employment contract has been made available to Acclaim.

     Section 3.17 Labor Disputes. (a) Lazer is not a party to any collective bargaining agreements, whether or not expired. There are no labor unions or other organizations representing or, to Lazer's knowledge, purporting to represent or attempting to represent any employee of Lazer.

     (b) Lazer has not violated any provision of federal or state law or any governmental rule or regulation, or any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any government agency regarding the terms and conditions of employment of employees, former employees or, without limitation, laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to discrimination (including, without limitation, discrimination on the basis of age, sex, race or religion), fair labor standards and occupational health and safety, wrongful discharge or violation of the person rights of employees, former employees or prospective employees or state temporary disability laws, rules or regulations, except where such failure would not have a Material Adverse Effect.

     (c)  There is no unfair labor practice charge or complaint pending or, to

Lazer's knowledge, threatened against Lazer before the National Labor Relations Board or any State Labor Relations Board. There are no claims of discrimination of any kind pending or, to Lazer's knowledge, threatened against Lazer before any Governmental Body.

     (d) There is no labor strike or dispute, slowdown, work stoppage, lockout, disturbance, grievance, litigation or claim relating to labor matters involving any employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints, pending or threatened against Lazer.

     (e) To Lazer's knowledge, Lazer does not have any liability to any or all of its employees arising as a result of the Worker Adjustment and Retraining Notification Act (29 U.S.C. Section 2101 et seq.).

     Section 3.18 Contracts. (a) Schedule 3.18 hereto contains a complete and correct list of all contracts, arrangements and agreements as in effect on the date hereof (the "Contracts") to which Lazer is a party, including evidences of indebtedness, whether written or oral, purchase or sale agreements (other than purchase and sales orders entered into in the ordinary course), agency or advertising contracts, agreements with employees, sales representatives and distributors, and agreements with factors, banks or other lending institutions, (other than the Contracts listed in Schedules 3.16, 3.19 and 3.22 hereto), except for any Contracts which are not reasonably expected to involve an expenditure of more than $25,000 individually or more than $100,000 in the aggregate from the date of this Agreement. A true and complete copy of each written Contract has heretofore been made available to Acclaim. Except as specifically identified on Schedule 3.18, Lazer has performed all of its material obligations required to be performed by it, has paid all advances and royalties required to be paid by it and is not in default in any material respect under any Contract, and no event has occurred thereunder in each case which, with the lapse of time or the giving of notice or both, would constitute such a default and to Lazer's knowledge no other party to any Contract is in default in any material respect thereunder. Each of the Contracts listed in
Schedule 3.18 hereto constitutes a valid, binding, enforceable and legal obligation of Lazer in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting the enforceability of creditors' rights generally or laws governing the availability of specific performance or other equitable remedies, or other restriction on the enforcement of securities indemnification and contribution provisions imposed by public policy. Lazer has not received notice that any other party to any of the Contracts is, and to the best of Lazer's knowledge none of the other parties to such contracts is, in material default thereunder.

     (b) Except as set forth on Schedule 3.18(b) hereto, none of the Contracts' terms requires the consent or waiver of a third party in connection with the transactions contemplated hereby.

     Section 3.19 Suppliers and Customers. Schedule 3.19 hereto is a complete and accurate list of all agreements, understandings and commitments in existence as of the date of this Agreement with all suppliers of Lazer each of which individually accounted for 5% or more of Lazer's invoiced amount from its vendors and a complete and accurate list of all agreements, understandings and commitments with all customers of Lazer each of which individually accounted for 5% or more of Lazer's net sales, respectively, during the immediately preceding fiscal year of Lazer ended June 30, 1994, and for the eight months ended February 28, 1995, respectively.

     Section 3.20 Accounts Receivable. All accounts receivable reflected in the Lazer Balance Sheet and on the books of Lazer at the date hereof do, and on the date of the Closing Balance Sheet (as hereinafter defined) shall, represent receivables which, net of reserves therein reflected (which reserves are in accordance with the requirements of GAAP), are at December 31, 1994, the date hereof and at the date of the Closing Balance Sheet, fully collectible and subject to no counterclaims or set-offs.

     Section 3.21 Financial Statements and Condition. (a) The audited balance sheets of Lazer as of June 30, 1993 and 1994, and related statements of operations, cash flows and shareholders' equity, including the notes thereto, have been certified by Lazer's independent certified public accountants and delivered to Acclaim. The Lazer Balance Sheet and the related financial
statements have been delivered to Acclaim.   Such financial statements present
fairly, in all material respects, the financial position of Lazer as of June 30, 1992, 1993 and 1994 and December 31, 1994, respectively, and the results of Lazer's operations, cash flows and shareholders' equity for each of the three years in the three year period ended June 30, 1994 and the six month period ended December 31, 1994, respectively, all in conformity with GAAP applied on a consistent basis, except that the unaudited financial statements may not include all notes required under GAAP.

     (b) As of December 31, 1994, the Net Worth and Working Capital of Lazer were $12,709,000 and $12,258,000, respectively, and Net Sales for the six month period ended December 31, 1994 was $7,200,000. As at, or for the period ended on, the last day of the month immediately preceding the month in which the Closing Date occurs, as applicable, Net Worth, Working Capital and Net Sales (calculated on a pro forma basis without deduction of any transaction expenses and fees incurred by Lazer in connection with the Merger and the transactions contemplated thereby up to an aggregate of $750,000) shall be as follows:

            (i) as at, and with respect to Net Sales for the eleven months ended May 31, 1995, at least $12,800,000, $12,400,000 and $12,900,000, respectively if the Closing Date occurs in June 1995;

           (ii) as at, and with respect to Net Sales for the twelve months ended June 30, 1995, at least $12,900,000, $12,500,000 and $14,400,000, respectively if the Closing Date occurs in July 1995; and

          (iii) as at, and with respect to Net Sales for the thirteen months ended July 31, 1995, at least $12,900,000, $12,500,000 and $15,400,000, respectively if the Closing Date occurs in August 1995 or thereafter.

For purposes of this section, "Net Worth" means the net book value of Total Assets less Total Liabilities in each case in the manner calculated in the December Balance Sheet. "Working Capital" means Current Assets less Current Liabilities in each case in the manner calculated in the December Balance Sheet.


     Section 3.22 Real Property; Leases. (a) Schedule 3.22(a) hereto identifies and describes each item of real property leased by Lazer or in which Lazer has an interest (the "Leased Property"). Lazer does not own any real property.

     (b) Except as set forth in Schedule 3.22(b) hereto, each Leased Property is subject to a lease agreement constituting valid, binding and enforceable obligations of Lazer in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting the enforceability of creditors' rights generally or laws governing the availability of specific performance or other equitable remedies, or restrictions on the enforcement of securities indemnification and contribution provisions imposed by public policy. A true and complete copy of each such lease agreement has been made available to Acclaim. Lazer has performed all material obligations required to be performed by each such lease agreement, and no material default exists under any provision thereof, nor has any event occurred thereunder which, with the lapse of time or the giving of notice or both, would constitute a material default by Lazer thereunder.

     Section 3.23 Environmental Matters. (a) Except as set forth in Schedule 3.23(a) hereto (or in such cases which would not reasonably be expected to have a Material Adverse Effect), (i) Lazer has obtained or caused to be obtained and continues to maintain or cause the maintenance of permits, licenses, consents and approvals (the "Environmental Approvals") necessary for conducting the business of Lazer which are required under Environmental Laws (as defined below), and (ii) Lazer has not operated in violation of any Environmental Law or the terms of any Environmental Approval.

     (b) To Lazer's knowledge, except as set forth in Schedule 3.23(b) hereto (or in such cases which would not reasonably be expected to have a Material Adverse Effect), (i) Lazer has not used, stored, generated, discharged, emitted, transported, disposed of or treated Hazardous Substances (as defined in Section 101 of CERCLA (as defined below)) except in the manner which complies with Environmental Laws; (ii) to the knowledge of Lazer, after due inquiry, no prior owner, occupant, tenant or user of the Leased Property or any Facility (as defined in Section 101 of CERCLA) has ever used, stored, generated, discharged, emitted, transported, disposed of or treated Hazardous Substances, at, on or from the Leased Property or any Facility except in compliance with all Environmental Laws; (iii) to the knowledge of Lazer, after due inquiry, there is not, and there has not been, any release or threat of release (as those terms are defined in Section 101 of CERCLA) of any Hazardous Substances at, or from the Leased Property or any Facility, nor is there or has there been any Environmental Condition (as defined below) relating to the Leased Property or any Facility.

     (c) Except as set forth on Schedule 3.23(c) hereto, Lazer has not received written notice of any pending or threatened investigation, claims, enforcement proceedings, citizen suits or other actions instituted by any private party, employee or Governmental Body arising out of the conduct or the operations of Lazer, in connection with any Environmental Laws, or as a result of any Environmental Condition at the Leased Property or any Facility.

     For purposes of this Agreement, "Environmental Condition" shall mean any condition with respect to the Environment on or off the Leased Property or any

Facility, whether or not yet discovered, which could or does result in any damage, loss, cost, expense, claim, demand, order, or liability to or against Lazer or Acclaim by any third party (including, without limitation, any government entity), including, without limitation, any condition resulting from the operation of Lazer's business and/or the operation of the business of any other property owner or operator in the vicinity of the Leased Property or any Facility and/or any activity or operation formerly conducted by any person or entity on or off the Leased Property or any Facility.

     For purposes of this Agreement, "Environmental Laws" shall mean (a) the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"), the Federal Clean Water Act, as amended, or any other federal, state, or local law, regulation, ordinance, rule, guideline or by-law regulating Hazardous Substances or the Environment, whether existing as of the date hereof, previously enforced, or subsequently enacted; (b) any present or previously enforced law, ordinance, regulation, rule, guideline or by-law of any federal, state, local, administrative agency, or any other governmental or quasi-governmental entity or authority that asserts or may assert jurisdiction over the Leased Property or any Facility or the operations or activity at the Leased Property or any Facility, that regulates the presence, release, threat of release, use, handling, manufacturing, generation, production, storage, treatment, processing, transportation or disposal of any Hazardous Substances, including, but not limited to (i) requiring any permit, license, approval, consent or authorization, or the renewal thereof; (ii) regulating the amount, form, manner of storage, transport and/or disposal of Hazardous Substances; or
(iii) requiring any reporting, inspection report, business plan, notification, or any other dissemination of or access to information regarding Hazardous Substances, including warnings or notices to tenants, subtenants, employees, occupants, invitees or consumers.

     Section 3.24 Personal Property and Inventories. (a) Except as set forth in Schedule 3.24(a) hereto and except for Liens (i) for any current taxes or assessments not yet delinquent, (ii) reflected on the Lazer Balance Sheet,
(iii) which do not materially detract from the value, or interfere with the present use of, Lazer's personal property or (iv) created by statute of carriers, warehousemen, mechanics, laborers and materialmen incurred in the ordinary course of business for sums not yet due, Lazer has good and marketable title, free and clear of all Liens, to all of the personal property reflected on the Lazer Balance Sheet and all personal property acquired since that date, except such personal property as has been disposed of in the ordinary course of business since such date.

     (b) All inventories reflected on the Lazer Balance Sheet other than those previously sold are, and all inventories reflected on the Closing Balance Sheet (as hereinafter defined) shall be, as of the respective dates thereof, merchantable, containing no amount of obsolete or damaged goods which have not been written down or reserved in conformity with GAAP. Such inventories are located at the location(s) set forth in Schedule 3.24(b) hereto.

     (c) The inventory reflected on the Lazer Balance Sheet shall be the inventory owned by Lazer as of the Closing Date, except for inventory items acquired, distributed or disposed of in the ordinary course of business.


     (d) Cash appearing on the Lazer Balance Sheet is at the date hereof, and until the Closing Date shall be, invested in investment grade money market accounts and short term federal government securities other than amounts held in checking and payroll accounts in accordance and in amounts consistent with past practice.

     Section 3.25 Insurance. (a) Lazer has adequate insurance coverage for the assets and operations of its business which is of the type and in the amounts customarily carried by persons conducting businesses similar to that of Lazer; (b) Schedule 3.25 hereto is a complete and correct list of all policies of insurance carried by Lazer or pursuant to which Lazer is a named beneficiary or pursuant to which the business or properties of Lazer are insured and true and complete copies of which have been provided to Acclaim; (c) on the date hereof, all of such policies are in full force and effect; (d) all premiums due and payable in respect of such policies have been paid in full; and (e) there exists no default or other circumstance which would create the substantial likelihood of the cancellation or non-renewal of any such policy. Lazer has notified such insurers of any claim know to Lazer which it believes is covered by any such insurance policy and has provided Acclaim with a copy of such claim.

     Section 3.26  [Intentionally omitted]

     Section 3.27 Affiliates. (a) Schedule 3.27(a) sets forth as of the date hereof the names of each Principal set forth on Schedule 1A, each officer and director of Lazer and each "affiliate" (as such term is defined in the 1933
Act) of Lazer as set forth on Schedule 1C (each a "Lazer Affiliate" and collectively the "Lazer Affiliates"). Concurrently with the execution hereof, each Lazer Affiliate has entered into an agreement in the form attached as Exhibit A hereto as applicable (the "Lazer Affiliate Agreements").

     (b) Other than the persons listed on Schedule 3.27(a) and other than any person who becomes a 10% shareholder of Lazer subsequent to the date hereof (other than the Kelly Family Trust or 1992 Kelly Family Trust, or any person so listed on Schedule 3.27(a)), there shall not be as of the Closing Date, any other persons who could be included as Lazer Affiliates as defined in
Section 3.27(a) who shall not have entered into a Lazer Affiliate Agreement.

     (c) Neither Lazer nor any of the Lazer Affiliates has taken or agreed to take, nor will any of them take any action (other than any action taken or agreed to be taken as expressly provided herein or as requested in writing by Acclaim in connection with the transactions contemplated hereby) that would already affect the ability of Acclaim to account for the business combination to be effected by the Merger as a Pooling under and in accordance with the applicable provisions of GAAP including, without limitation, APB 16.

     Section 3.28 Indemnification. Except as set forth on Schedule 3.28 no indemnification or similar arrangements exist provided by Lazer for officers or directors of Lazer except as provided by applicable California statute, the Certificate of Incorporation or the By-laws of Lazer.

     Section 3.29 Brokers or Finders. Except as set forth on Schedule 3.29 Lazer, its subsidiaries and its affiliates, represent that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee payable by Lazer or any of its affiliates or subsidiaries in connection with any of the transactions contemplated by this Agreement.

                                  ARTICLE IV
            Representations and Warranties of Acclaim and Holdings

     Acclaim and Holdings, jointly and severally, represent and warrant to Lazer that:

     Section 4.01 Organization and Good Standing. Each of Acclaim and Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate or lease all of its properties and assets and carry on its business as it is now being conducted.

     Section 4.02 Foreign Qualification. Acclaim is duly licensed or qualified to do business as a foreign corporation and is in good standing in the State of New York. The property and assets owned, operated or leased by Acclaim or the nature or conduct of its business as it is now being conducted do not make qualification or licensing necessary in any other jurisdiction except for those jurisdictions where Acclaim's failure to become so qualified or licensed and in good standing would not affect materially and adversely the business, assets or financial condition of Acclaim.

     Section 4.03 Capitalization of Acclaim and Holdings. (a) At the date hereof, the authorized capital stock of Acclaim consists of (i) 100,000,000 shares of Acclaim Common Stock and (ii) 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Acclaim Preferred Stock"), of which 200,000 shares have been designated "Series A Preferred Stock." As of the close of business on February 28, 1995: (i) 44,487,046 shares of Acclaim Common Stock were issued and outstanding, 15,065,573 shares of Acclaim Common Stock were reserved for issuance upon exercise of outstanding stock options and warrants and under the Acclaim 1988 Stock Option Plan, 272,727 shares of Acclaim Common Stock were held by Acclaim in its treasury and no shares of Acclaim Common Stock were held by any subsidiary of Acclaim; and (ii) no shares of Acclaim Preferred Stock were issued or outstanding or held by Acclaim in its treasury or by any subsidiary of Acclaim. All of the issued and outstanding shares of Holdings are owned by Acclaim and there are not any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character to or by which Holdings is a party or is bound. Except as set forth in the Acclaim SEC Reports (as hereinafter defined) or in this Section 4.03, there are not as of the date hereof any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character to or by which Acclaim or any of its subsidiaries is a party or is bound which, directly or indirectly, obligate Acclaim or any of it subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold any shares of Acclaim Common Stock or Acclaim Preferred Stock or any other capital stock or equity interest of Acclaim or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such shares or interests or obligating Acclaim or any of its subsidiaries to grant, extend or enter into any such subscription, option, warrant, call or right. All of the issued and outstanding shares of capital stock of Acclaim and each corporate subsidiary of

Acclaim have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof.

     Section 4.04 Authority Relative to Agreement. Each of Acclaim and Holdings has the corporate power and authority to execute and deliver this Agreement and all other documents hereby contemplated, and to consummate, subject to Article VI hereof, the transactions hereby and thereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof and thereof. The execution, delivery and, subject to Article VI hereof, performance of this Agreement and all other documents hereby contemplated to be executed by Acclaim and Holdings and, subject to Article VI hereof, the consummation by Acclaim and Holdings of the transactions hereby contemplated have been, duly and validly authorized by any and all necessary corporate action of Acclaim and Holdings. This Agreement and all other documents hereby contemplated to be executed by Acclaim and Holdings constitute legal, valid and binding obligations of Acclaim and Holdings, respectively, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy and other laws affecting the enforceability of creditors' rights generally or laws governing the availability of specific performance or other equitable remedies, or restrictions on the enforcement of securities indemnification and contribution provisions imposed by public policy. The issuance by Acclaim of shares of Acclaim Common Stock in payment of the Merger Consideration for the Merger does not require any further corporate action and will not be subject to preemptive rights or other preferential rights of any present or future stockholders of Acclaim and, at the Effective Time, the shares of Acclaim Common Stock, if any, to be issued to Lazer in connection with the Merger will be duly authorized, validly issued, fully paid and non-assessable with no personal liability attaching to the ownership thereof. The options and warrants to be substituted by Acclaim for the Stock Options and Warrants (and the warrants received upon exercise of the Sales Agent Warrants) pursuant to Section 1.06 hereof have been duly authorized and when issued and delivered in connection with the Merger will have been duly issued and delivered and will constitute valid and legally binding obligations of Acclaim enforceable in accordance with their terms. The shares of Acclaim Common Stock issuable upon exercise of the options and warrants so substituted (and upon exercise of the warrants received upon exercise of the Sales Agent Warrants) have been reserved and authorized for issuance and, when issued in accordance with the terms of such options and warrants, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     Section 4.05 No Violation of Other Instruments or Obligations. Neither the execution and delivery by Acclaim and Holdings of this Agreement and all other documents hereby or thereby contemplated nor the consummation by Acclaim and Holdings of the transactions hereby and thereby contemplated nor compliance by Acclaim and Holdings with any of the provisions hereof shall (i) constitute any violation or breach of the respective Certificates of Incorporation or By-laws of Acclaim or Holdings; (ii) except as listed in Schedule 4.05 hereto, constitute (with or without due notice or lapse of time or both) a default under or a violation or breach of, or result in acceleration of any obligation or give rise to any right of termination, cancellation or result in the creation of any lien under, any provision of any contract, lease, mortgage or other instrument or obligation to which either Acclaim or Holdings is a party or by which either of its properties or assets may be bound, which default, breach or acceleration has not been waived; (iii) violate any judgment, order, writ, injunction, decree, statute, rule or regulation affecting Acclaim or any of its assets or Holdings or any of its assets; (iv) except as listed in
Schedule 4.05 hereto, result in the creation of any Lien on any of the assets or properties of Acclaim or Holdings; or (v) result in the termination of any license, franchise, lease or permit to which Acclaim or Holdings is a party or by which each is bound, except in the case of those items specified in clause
(ii), (iii), (iv) or (v) above, which would not, individually or in the aggregate, limit or delay either Acclaim's or Holdings' ability to consummate the transactions hereby contemplated or have a Material Adverse Effect on either Acclaim or Holdings. "Material Adverse Effect" means, with respect to Acclaim and Holdings, any event that could have a material adverse effect on the business, assets, results of operations or financial condition of Acclaim and its consolidated subsidiaries, treated in the aggregate including without limitation the termination or suspension of Acclaim's relationship with either Nintendo of America, Inc. or Sega Enterprises Ltd.; provided that a Material Adverse Effect shall not include any effect that results from general economic conditions affecting the comic book, the interactive entertainment, software distribution, publishing or development; or video game industries within which Acclaim conducts its business.

     Section 4.06 Consents and Approvals. Except for applicable requirements of the 1933 Act, the 1934 Act, state Blue Sky laws, the HSR Act, the filing and recordation of the Certificate of Merger, as required by the DGCL, the California Certificate as required by the CGCL, appropriate documents with the relevant authorities of States in which Acclaim or Holdings is qualified to do business, and such filings, authorizations, orders and approvals as may be required under State "control share acquisition", "antitrust" or other similar states or regulations, and such filings, authorizations, orders and approvals as may be required under foreign laws and NASD Bylaws, or as set forth in
Schedule 4.06 hereto, no filing with, and no permit, authorization, consent or approval of, any Government Entity, or of any third party, is necessary for the entering into and/or consummation by Acclaim or Holdings of the transactions contemplated by this Agreement.

     Section 4.07 Public Reports. Acclaim has and, at the Effective Time will have, filed all required forms, reports and documents with the SEC since August 31, 1992, (collectively, the "Acclaim SEC Reports") all of which have and shall have complied in all material respects with all applicable requirements of the 1933 Act and 1934 Act, and Acclaim is current in all of its required filings under the 1934 Act. Except as disclosed in Schedule 4.07, as of their respective dates of filing in final or definitive form (or, if amended or superseded by a subsequent filing, then on the date of such subsequent filing), none of the Acclaim SEC Reports, including, without limitation, any financial statements or schedules included therein, contained or shall have contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Acclaim SEC Reports fairly presents the consolidated financial position of Acclaim and its subsidiaries as of the respective dates thereof, and the other related financial statements (including the related notes) included therein fairly presented the consolidated results of operations and changes in financial position of Acclaim and its subsidiaries for the respective periods indicated, except, in the case of interim financial statements, for year-end audit adjustments, consisting only of normal recurring accruals. Each of the financial statements (including the related notes) included in the Acclaim SEC Reports has been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein.

     Section 4.08  No Material Adverse Effect.  Except as disclosed in Schedule
4.08 or as otherwise permitted hereunder, since November 30, 1994, there has not occurred any event which has resulted in the occurrence of (a) any Material Adverse Effect on Acclaim or Holdings, or (b) any damage, destruction or loss, whether or not covered by insurance, which would have a Material Adverse Effect on Acclaim or Holdings.

     Section 4.09 Holdings. Holdings will not conduct any business or have any liabilities other than those hereunder nor will it have any operating assets except as contemplated hereby and Acclaim will have good and valid title to all of the issued and outstanding shares of Holdings.

     Section 4.10 Finder's Fees. Acclaim, Holdings and their respective affiliates and subsidiaries have not incurred any liability for finder's or brokerage fees or agent's commissions in connection with this Agreement or the transactions hereby contemplated.

     Section 4.11 No Undisclosed Liabilities. Except as and to the extent provided in Acclaim's unaudited balance sheet as at November 30, 1994 and the notes thereto (the "Acclaim Balance Sheet"), neither Acclaim nor its subsidiaries had at November 30, 1994 any liabilities, absolute, accrued, unaccrued contingent or otherwise, which were in the aggregate, material to the business, operations or financial condition of Acclaim and its subsidiaries taken as a whole, and which were required by GAAP to be reflected on a consolidated balance sheet of Acclaim and its subsidiaries. Except as and to the extent set forth in Schedule 4.11, as of the date hereof since November 30, 1994 neither Acclaim nor its subsidiaries has incurred any liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of Acclaim and its subsidiaries taken as a whole, except liabilities (i) adequately provided for in the Acclaim Balance Sheet, (ii) incurred since November 30, 1994 in the ordinary course of business, (iii) consistent with past practice or
(iv) incurred in connection with this Agreement.

     Section 4.12 No Default. Except as set forth in Schedule 4.12, neither Acclaim nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or its By-laws, (ii) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Acclaim or any of its subsidiaries is a party or by which they or any of their properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Acclaim or any of its subsidiaries, except in the case of subclause (ii) or (iii) for defaults or violations which would not, in the aggregate, have a Material Adverse Effect and which would not prevent or materially delay the consummation of the transactions contemplated hereby.

     Section 4.13 Litigation. Except as set forth in Schedule 4.13 or in the Acclaim SEC Reports, there is no suit, action or proceeding pending or, to the knowledge of Acclaim, any investigation pending or any suit, action, proceeding or investigation threatened against, involving or affecting Acclaim or its officers and directors in such capacities, any of its subsidiaries, or any of its or their respective properties or rights seeking equitable relief, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Acclaim or its officers and directors in such capacities, or any of its subsidiaries, which does or might reasonably be expected to
(i) result in the modification, termination, suspension, impairment or reformation of any contract to which Acclaim or any of its subsidiaries is a party, which modification, termination, suspension, impairment or reformation would have a Material Adverse Effect; (ii) materially adversely affect the manner in which Acclaim conducts its business; (iii) adversely affect the ability of Lazer or Acclaim to consummate any of the transactions contemplated hereby; or (iv) have a Material Adverse Effect.

     Section 4.14 Compliance with Applicable Law. To Acclaim's knowledge, the business of Acclaim and its subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Entity, except for violations which, in the aggregate, do not and would not reasonably be expected to have a Material Adverse Effect. Acclaim and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Acclaim Permits"), except for failures to hold such Acclaim Permits which would not, in the aggregate, have a Material Adverse Effect. Acclaim and its subsidiaries are in compliance with the terms of the Acclaim Permits, except where the failure so to comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 4.15  [Intentionally Omitted.]

     Section 4.16 Operation of the Surviving Corporation. Immediately following the Effective Time, the Surviving Corporation will continue to operate the prior Lazer business as a separate subsidiary of Acclaim. Acclaim represents that it has no current plans or intentions following the Effective Time to (i) materially change the operations or location of operations of Lazer as conducted immediately prior to the Effective Time, (ii) cause the Surviving Corporation to sell, transfer or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or for the payment of expenses incurred by the Surviving Corporation in the Merger, (iii) liquidate the Surviving Corporation, (iv) merge the Surviving Corporation with or into another corporation, including Acclaim or its affiliates, (v) sell, distribute or otherwise dispose of the Common Stock of the Surviving Corporation,
(vi) issue additional shares of stock (or rights to acquire shares of stock) of the Surviving Corporation that would result in Acclaim losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code, or
(vii) reacquire any of its Common Stock issued in the Merger.

     Section 4.17 Lazer Stock. As of the date hereof, neither Acclaim nor Holdings is the beneficial owner of Lazer Common Stock or except as provided herein has any rights to acquire Lazer Common Stock.

                                   ARTICLE V
                                   Covenants

     Section 5.01 Lazer Pre-Closing Obligations. Except as expressly contemplated by this Agreement (including any actions that are permitted to be taken under Section 5.03) or as set forth in Schedule 5.01 attached hereto, during the period from the date of this Agreement and continuing until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, (x) Lazer and its subsidiaries will each carry on their respective businesses in the regular and ordinary course, consistent with past practice, and use their best efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, contractors, distributors and others having business dealings with them and (y) without limiting the generality of the foregoing, neither Lazer nor any of its subsidiaries will:

          (a) (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Lazer may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing except as expressly permitted hereby;

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), except as required pursuant to the agreements and instruments outstanding on the date hereof and which have been disclosed in writing to Acclaim (provided that no additional issuances of options will be made under the Lazer Stock Option Plans without the consent of Acclaim, and no additional sales of Lazer Common Stock will be made under the Employee Purchase Plan except for issuances under the Employee Purchase Plan for the offering period ending June 30, 1995), or amend in any material respect any of the terms of any such securities or agreements outstanding on the date hereof except as expressly permitted hereby, or permit the acceleration of any Options (other than Options under the Director Option Plan) or Warrants by the lapsing of any vesting restrictions as a result of the Merger or otherwise in connection with any of such securities;

          (c)  amend or propose to amend its charter or by-laws;

          (d) acquire, sell, lease, encumber, transfer or dispose of any assets in excess of $100,000 in any instance or $500,000 in the aggregate,

     or make any capital expenditures in excess of $100,000 in any instance or over $250,000 in the aggregate, except in each case pursuant to obligations in effect on the date hereof and sales of inventory in the ordinary course of business and which have been disclosed in writing to Acclaim, or enter into any contract, commitment, agreement or transaction other than in the ordinary course of business (unless such contract, commitment, agreement or transaction is for less than $25,000 and consistent with past practice and in any event enter into any contract, commitment, agreement or transaction in excess of $100,000) other than purchase orders for materials and supplies in the ordinary course of business. In no event shall Lazer make, other than after consultation with, and approval of, Acclaim (which approval shall be deemed given if Acclaim does not give written notice of its objection within three business days after such consultation), any business decision or enter into any transaction which might reasonably be expected to have a significant financial or operational effect on Lazer or its operations;

          (e) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Lazer or any of its subsidiaries or guarantee (or become liable for) any debt of others or make any loans, advances or capital contributions or mortgage, pledge or otherwise encumber any material assets or create or suffer any material Lien thereupon, other than in the ordinary course of business consistent with past practice and, in any event, not in excess of $25,000 in any instance or $100,000 in the aggregate;

          (f) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of Lazer and its consolidated subsidiaries or incurred in the ordinary course of business consistent with past practice, and in any event not in excess of $100,000 in any instance or $150,000 in the aggregate, or settle any lawsuits relating to intellectual property;

          (g) change any of the accounting principles or practices used by it in the preparation of the quarterly report on Form 10-QSB for the quarter ended December 31, 1994 (except as required by GAAP);

          (h) except as required by law or this Agreement, (i) enter into, adopt, amend or terminate any Plan or any agreement, arrangement or policy between itself and one or more of its directors or executive officers including, without limitation, the Executive Bonus Program or
     (ii) increase in any manner the compensation or fringe benefits of any director, officer or employee of Lazer or pay any benefit to any officer, director or employee not required by any Plan or arrangement between itself and that officer, director or employee as in effect as of the date hereof, except in the case of non-officer employees of Lazer for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Lazer and its subsidiaries taken as a whole, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

          (i) other than in the ordinary and regular course of Lazer's business, retain at the Closing Date, or agreed to retain, subsequent to the Closing Date, any person for the purpose of providing services to Lazer, except with Acclaim's prior written consent, which consent shall not be unreasonably withheld;

          (j)  cancel, modify or change any of the insurance policies listed in
     Schedule 3.26 hereto prior to the Effective Time without the express written consent of Acclaim, which consent shall not be unreasonably withheld, except to extend the maturity dates thereof;

          (k) take any action, or omit to take any action, that would have an adverse effect on the Pooling and/or that would impede, frustrate or lend to the failure of the condition set forth in Section 6.19 hereof; or

          (l) (A) agree to take any of the foregoing actions or (B) take or agree to take any action or omit to take any action that would or is reasonably likely to result in any of Lazer's representations and warranties set forth in this Agreement being untrue or result in any of the conditions to the Merger set forth in Article VI not being satisfied.

     Section 5.02 Acclaim Pre-Closing Obligations. Except as expressly contemplated by this Agreement or as set forth in Schedule 5.02 attached hereto, during the period from the date of this Agreement and continuing until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Acclaim and its subsidiaries will each carry on their respective businesses in the regular and ordinary course, consistent with past practice, and use their best efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, contractors, distributors and others having business dealings with them.

     Section 5.03 No Solicitations. Lazer will immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any merger, business combination, sale of a significant amount of assets outside of the ordinary course of business, sale of shares of capital stock outside of the ordinary course of business or similar transaction involving such party or any of its subsidiaries or divisions (an "Acquisition Transaction"). Neither Lazer nor any of its subsidiaries shall, and Lazer shall use its best efforts to ensure that none of its affiliates, officers, directors, representatives, agents or affiliates shall, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any person, entity or group (including any set forth in the first sentence of this Section 5.03) concerning any Acquisition Transaction (other than the transactions contemplated by this Agreement); provided, however, that (i) nothing in this Agreement shall preclude Lazer's Board of Directors, pursuant to its fiduciary duties as determined by Lazer's Board of Directors after consultation with outside legal counsel of Lazer, from entering into, or causing Lazer's officers, representatives, agents or affiliates from entering into, negotiations with or furnishing information to a third party which has initiated contact with Lazer, from passing on to Lazer's shareholders information regarding any such third party proposal or inquiry consistent with such fiduciary duties, or otherwise fulfilling such fiduciary duties, and (ii) Lazer may participate in negotiations with or furnish information to a third party which has initiated contact with Lazer with respect to an Acquisition Transaction consistent with the fiduciary obligations of its Board of Directors. Lazer shall advise Acclaim within 24 hours of receipt of any such inquiries or proposals regarding an Acquisition Transaction, including the terms thereof. In the event Lazer receives a proposal relating to an Acquisition Transaction, nothing contained in this Agreement shall prevent Lazer's Board of Directors from approving such proposal or recommending such Acquisition Transaction to Lazer's Stockholders if Lazer's Board of Directors determines in good faith that failure to take such action would result in a breach of its fiduciary duties as determined by Lazer's Board of Directors after consultation with Lazer's outside legal counsel, and in such case the Board of Directors of Lazer may amend, withhold or withdraw its recommendation regarding the Merger. However, the taking of such action in connection with an Acquisition Transaction as contemplated in the preceding sentence will not relieve Lazer of its obligations under and as contemplated by Section 5.14 and
Section 5.15 hereunder. Nothing in this Agreement shall prevent Lazer or its Board of Directors from complying with the provisions of the 1934 Act and the rules and regulations thereunder.

     Section 5.04 Access to Information. (a) Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which it is subject (from which it shall use reasonable efforts to be released), Lazer shall (and shall cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Acclaim ("Acclaim Representatives"), reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Lazer shall (and shall cause each of its subsidiaries to) furnish promptly to Acclaim all information concerning its business, properties and personnel as Acclaim may reasonably request. Acclaim Representatives shall be permitted to make copies of and extracts from, the accounts, minute books, other records, books of account, other books, deeds, leases, title documents, insurance policies, licenses, contracts, commitments, sales orders, purchase orders, tax returns, records and files of Lazer, and such other information relating to Lazer as Acclaim shall request. Acclaim Representatives shall be permitted to discuss the affairs, finances and accounts of Lazer with the officers, employees, distributors, sales representatives, licensees, licensors, suppliers, customers, insurance agents, actuaries, auditors and counsel of Lazer upon prior request and as to distributors, sales representatives, licensees, licensors, suppliers, customers, insurance agents, actuaries, only upon consent. The foregoing covenant shall include allowing Acclaim to conduct a Phase I environmental audit of the Lazer offices and facilities located in Pleasanton, California, at Acclaim's cost and expense.

     (b) Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which it is subject (from which it shall use reasonable efforts to be released), Acclaim shall (and shall cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Lazer ("Lazer Representatives"), reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Acclaim shall (and shall cause each of its subsidiaries to) furnish promptly to Lazer all information concerning its business, properties and personnel as Lazer may reasonably request. Lazer Representatives shall be permitted to make copies of and extracts from, the accounts, minute books, other records, books of account, other books, deeds, leases, title documents, insurance policies, licenses, contracts, commitments, sales orders, purchase orders, tax returns, records and files of Acclaim, and such other information relating to Acclaim as Lazer shall request. Lazer Representatives shall be permitted to discuss the affairs, finances and accounts of Acclaim with the officers, employees, distributors, sales representatives, licensees, licensors, suppliers, customers, insurance agents, actuaries, auditors and counsel of Acclaim upon prior request and as to distributors, sales representatives, licensees, licensors, suppliers, customers, insurance agents, actuaries, only upon consent.

     (c) Lazer and Acclaim and any such Lazer Representatives or Acclaim Representatives, as applicable, shall keep such information confidential in accordance with the terms of the confidentiality agreement, dated March 6, 1995 (the "Confidentiality Agreement"), between Lazer and Acclaim.

     Section 5.05 Lazer Stockholder Meeting. Lazer will take all action necessary in accordance with California law, Lazer's Articles of Incorporation, as amended, its By-laws and the requirements of the Nasdaq Stock Market to convene a meeting of its stockholders (the "Lazer Stockholders Meeting") as promptly as practicable following effectiveness of the registration statement on Form S-4 filed by Acclaim in connection with the issuance of Acclaim Common Stock pursuant to the transactions contemplated hereby (the "S-4") and the clearance by the SEC of the proxy statement included in the S-4 and relating to the Lazer Stockholders Meeting (the "Proxy Statement") to consider and vote upon the Merger and the transactions contemplated hereby. The Lazer Board shall, subject to its fiduciary obligations as herein provided recommend that the stockholders of Lazer vote in favor of the Merger and the transactions contemplated hereby and cause Lazer to use its best efforts to solicit from its stockholders proxies in favor of such approval.

     Section 5.06 Proxy Statement. (a) Lazer shall prepare (and Acclaim shall assist where appropriate) and file with the SEC, as promptly as practicable upon execution of this Agreement, the Proxy Statement and a form of proxy for use at the Lazer Stockholders Meeting relating to the vote of Lazer's stockholders with respect to the Merger and the transactions contemplated by this Agreement (together with any amendments or supplements thereto, in each case in the form or forms mailed to Lazer's stockholders). Each of Lazer and Acclaim (if appropriate) will use its reasonable efforts to have, or cause, the Proxy Statement to be cleared by the SEC as promptly as practicable and Lazer shall cause the Proxy Statement to be mailed to stockholders of Lazer at the earliest possible date. Acclaim and Holdings shall promptly furnish to Lazer such information regarding each of Acclaim and Holdings and their respective officers and directors as may be reasonably requested by Lazer for inclusion in the Proxy Statement.

     (b) Lazer covenants that none of the information concerning Lazer or any of its affiliates, directors, officers, employees, agents or representatives which is included or incorporated by reference in the Proxy Statement will, at the time the Proxy Statement or any amendment or supplement thereto is filed with the SEC, at the time of mailing of the Proxy Statement or any amendment or supplement thereto to Lazer's stockholders or at the time of the Lazer Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Lazer covenants that the Proxy Statement shall comply as to form in all material respects with the applicable provisions of the 1934 Act and the rules and regulations thereunder, except that no representation is made by Lazer with respect to statements made therein based on information supplied by Acclaim or Holdings in writing for inclusion or incorporation by reference therein or with respect to omitted information regarding Acclaim or Holdings so required to be included therein.

     (c) Acclaim covenants that none of the information supplied or to be supplied to Acclaim or any of its affiliates, directors, officers, employees, agents or representatives in writing specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement or any amendment or supplement thereto is filed with the SEC, at the time of mailing of the Proxy Statement or any amendment or supplement thereto to Lazer's stockholders or at the time of the Lazer Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 5.07 Registration on Form S-4. (a) The Acclaim Common Stock to be issued in the Merger shall be registered under the 1933 Act on the S-4. As promptly as practicable after the date of this Agreement, Acclaim shall prepare, with the assistance of Lazer, as appropriate (including, but not limited to, preparation by Lazer and its counsel of applicable disclosure in the Proxy Statement and the S-4 relating to tax consequences of the Merger on Lazer Stockholders and submission of any required tax opinions addressed to Lazer), and file with the SEC the S-4, together with the Prospectus/Proxy Statement to be included therein and any other documents required by the 1933 Act or the 1934 Act in connection with the Merger. Each of Acclaim and Lazer shall use its best efforts to respond promptly to any comments of the SEC and to have the S-4 declared effective under the 1933 Act as promptly as practicable after such filing. Acclaim shall also take any action required to be taken under any applicable state securities or "blue sky" laws and regulations of the NASDAQ Stock Market in connection with the issuance of the Acclaim Common Stock in connection with the Merger. Lazer shall promptly furnish to Acclaim all information concerning Lazer and the Lazer Stockholders as may be reasonably required in connection with any action contemplated by this Section 5.07. Each of Acclaim and Lazer will notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the S-4 or the Prospectus/Proxy Statement or for additional information and will supply the other with copies of all correspondence with the SEC or its staff with respect to the S-4 or the Prospectus/Proxy Statement. Whenever any event occurs which should be set forth in an amendment or supplement to the S-4 or the Prospectus/Proxy Statement, Acclaim or Lazer, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Acclaim and Lazer, such amendment or supplement.


     (b) Lazer covenants that none of the information supplied in writing by Lazer for inclusion or incorporation by reference in the S-4 to be filed with the SEC in connection with the issuance of Acclaim Common Stock pursuant to the transactions contemplated hereby will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The S-4 together with the prospectus/proxy statement included therein (the "Prospectus/Proxy Statement"), will comply in all material respects with the provisions of the 1933 Act and the 1934 Act, as the case may be, and the rules and regulations thereunder, except that no representation is made by Lazer with respect to statements made therein based on information supplied by Acclaim or Holdings in writing for inclusion or incorporation by reference therein or with respect to omitted information regarding Acclaim or Holdings so required to be included therein.

     (c) Acclaim covenants that none of the information supplied in writing by Acclaim or Holdings for inclusion or incorporation by reference in the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Acclaim covenants that the S-4 and the Prospectus/Proxy Statement will comply in all material respects with the provisions of the 1933 Act and the 1934 Act, as the case may be, and the rules and regulations thereunder, except that no representation is made by Acclaim with respect to statements made therein based on information supplied by Lazer in writing for inclusion or incorporation by reference therein or with respect to omitted information regarding Lazer so required to be included therein.

     Section 5.08 Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, (i) the prompt preparation and filing with the SEC of the S-4 in compliance with the 1933 Act and the Proxy Statement of Lazer in compliance with Section 14 of the 1934 Act, (ii) such actions as may be required to have the S-4 declared effective under the 1933 Act and to have the Proxy Statement cleared by the staff of the SEC, in each case as promptly as practicable, including by consulting with each other as to, and responding promptly to, any comments of the SEC staff with respect thereto, (iii) in the case of Acclaim, such actions as may be required to be taken under applicable state securities or Blue Sky laws in connection with the issuance of Acclaim Common Stock contemplated hereby, (iv) the prompt preparation and filing of all applicable forms required to be filed under the HSR Act and the prompt compliance with any requests from the Federal Trade Commission or United States Department of Justice for additional information, (v) the preparation and filing of all other forms, registrations and notices required to be filed to consummate the transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions, or waivers by any public or private third party, (vi) such actions as may be required to cause, prior to the Effective Time, the Acclaim Common Stock to be issued pursuant hereto, to be listed on the NASDAQ National Market System (subject to official notice of issuance), and (vii) such actions as may be reasonable to cause, concurrently with the Effective Time, the delisting of Lazer's securities from the NASDAQ Stock Market and the deregistration of Lazer's securities under the 1934 Act; provided, however, that in order to obtain any consent, approval, waiver, license, permit, authorization, registration, qualification or other permission or action referred to in clause
(v) of this sentence, no party shall be required to (x) pay any consideration, to divest itself of any of, or otherwise rearrange the composition of, its assets or to agree to any conditions or requirements which are materially adverse or burdensome or (y) amend, or agree to amend, in any material respect any Contract. Each party shall promptly consult with the other and provide any necessary information with respect to and provide the other (or its counsel) with copies of, all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     Section 5.09 Letters of Accountants. Each of Lazer and Acclaim shall use its respective best efforts to cause to be delivered to the other, letters from their respective independent public accountants to each such party, dated a date within two business days before the date on which the S-4 shall become effective and addressed to the other, in form and substance reasonably satisfactory to the other and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4. Acclaim shall have provided Ernst & Young LLP and Lazer shall have provided Grant Thornton, LLP, a letter acknowledging that its review process applied to the information contained in the S-4 relating to Lazer or Acclaim, as the case may be, will be substantially consistent with the procedures that it would perform if the placement of securities pursuant to the S-4 were being underwritten pursuant to the 1933 Act. Such letter shall also indicate Acclaim or Lazer, as the case may be, is knowledgeable with respect to the due diligence review process that would be performed if this placement of securities were being underwritten in connection with a registered offering pursuant to the 1933 Act.

     Section 5.10 Affiliates. (a) Lazer shall immediately advise Acclaim if any such person listed on Schedule 3.27(b). should cease to be Affiliate and/or of any person who becomes a Lazer Affiliate after the date hereof and on or prior to the Closing Date. Lazer shall use its best efforts to cause each person who becomes a Lazer Affiliate after the date hereof to deliver to Acclaim at or prior to 31 days (or as promptly as practicable after such person becomes a Lazer Affiliate if sooner) prior to the Effective Time a Lazer Affiliate Agreement to the effect contemplated by Exhibit A hereto.

     Section 5.11 Indemnification of Managers. (a) Acclaim and Holdings each agree that all rights to indemnification existing on the date hereof in favor of the present or former officers and directors of Lazer (the "Managers") with respect to actions taken in their capacity as Managers prior to or at the Effective Time as provided in Lazer's Articles of Incorporation, By-laws or written indemnity agreements which have been previously provided to Acclaim prior to the date hereof and which shall not be amended, modified or supplemented after the date hereof and prior to the Effective Time, shall survive the Merger and the Surviving Corporation shall assume, honor and be bound by the terms of such indemnity agreements, Articles of Incorporation and

By-laws with respect to their actions and omissions in such capacity taken prior to the Effective Time, whether or not such persons continue in their positions with the Surviving Corporation following the Effective Time, and shall continue in full force and effect for a period of six (6) years following the Effective Time, and all such rights in any such agreement, Articles of Incorporation and By-laws in effect as of the date hereof between Lazer or any of its subsidiaries and any Manager shall survive the Merger and continue in full force and effect in accordance with its terms as between such Managers and the Surviving Corporation except as provided in Section 5.11(b) hereof.

     (b) For the entire period from and after the Effective Time until at least six years after the Effective Time, Acclaim shall cause the Surviving Corporation to use its best efforts to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by Lazer's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Acclaim) of at least the same coverage and amounts (not to exceed $1 million), containing terms that are no less advantageous to such persons with respect to claims made after the Effective Time arising from such person's actions or omissions in their capacity as Managers occurring at or before the Effective Time than Lazer's policies in effect immediately prior to the Effective Time. In the event the Surviving Corporation is unable to maintain such directors' and officers' liability insurance, Acclaim agrees that it will indemnify such persons currently covered by Lazer's directors' and officers' liability insurance policy on the same or similar terms and conditions and dollar limitations (not to exceed $1 million) in force and effect under such policy immediately prior to the Effective Time.

     (c) The provisions of this Section shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each officer and director of Lazer and his or her heirs and representatives.

     (d) In the event of a breach of any of the covenants set forth in 5.23, Acclaim will assume all of the obligations of the Surviving Corporation under this Section 5.11.

     (e) In the event (i) any third party institutes any suit or proceeding of the nature contemplated by Section 7.14 hereof (the "Claim Relating to the Merger") and (ii) if at such time Acclaim has determined, notwithstanding any such suit or proceeding, to consummate the Merger and to provide the indemnity set forth in this Section 5.11(e), then, subject to the conditions set forth below, Acclaim agrees to indemnify and hold harmless Lazer, its officers and directors (each, a "Lazer Indemnified Party") from and against any and all losses, liabilities, obligations, suits, proceedings, demands, judgments, damages, claims, expenses and costs (including, without limitation, reasonable fees, expenses and disbursements of counsel) as and when incurred, arising out of, based upon, or in connection with the Claim Relating to the Merger on the terms set forth in this Section 5.11(e). If any Claim Relating to the Merger is brought against one or more Lazer Indemnified Parties in respect of which indemnity may be sought against Lazer pursuant to this Section 5.11(e), such Lazer Indemnified Party(ies) shall promptly and in any event within five days notify Acclaim in writing of the institution of such Claim Relating to the Merger and Acclaim shall promptly and in any event within 25 days notify Lazer of Acclaim's intent to proceed to consummate the Merger and shall thereupon assume the defense of such Claim Relating to the Merger, including the employment of counsel (reasonably satisfactory to such Lazer Indemnified Party(ies); it being acknowledged that Rosenman & Colin is satisfactory) provided that the Lazer Indemnified Party(ies) shall have the right to employ its or their own additional counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Lazer Indemnified Party(ies) unless (i) the employment of such counsel shall have been authorized in writing by Acclaim in connection with the defense of such Claim Relating to the Merger or (ii) Acclaim shall not have promptly employed counsel reasonably satisfactory to such Lazer Indemnified Party(ies) to have charge of the defense of such Claim Relating to the Merger or (iii) such Lazer Indemnified Party(ies) shall have reasonably concluded that there may be one or more legal defenses available to it or them or to other Lazer Indemnified Parties which are different from or additional to those available to Acclaim, in any of which events such fees and expenses of one such additional counsel shall be borne by Acclaim as they are incurred by such Lazer Indemnified Party(ies) and Acclaim shall not have the right to direct the defense of such Claim Relating to the Merger on behalf of the Lazer Indemnified Party(ies) who have retained separate counsel. Anything in this Section 5.11(e) to the contrary notwithstanding, Acclaim shall not be liable for any settlement of any such Claim Relating to the Merger effected without its prior written consent. Acclaim shall not, without the prior written consent of each Lazer Indemnified Party that is not released as described in this sentence, settle or compromise any Claim Relating to the Merger, or permit a default or consent to the entry of judgment in or otherwise seek to terminate any pending or threatened Claim Relating to the Merger, in respect of which indemnity may be sought under this Section 5.11(e) unless such settlement, compromise, consent, or termination includes an unconditional release of such Lazer Indemnified Party from all liability in respect of such Claim Relating to the Merger.

     Section 5.12 No Breach of Representations and Warranties. Each of Acclaim, Holdings, the Principals and Lazer agree that they will not take any action which would cause or constitute a material breach, or would, if it had been taken prior to the date hereof, have caused or constituted a material breach of, any of the representations and warranties set forth in Article III or IV hereof, as the case may be. Each of the parties hereto shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact or event which would cause or constitute a Material Adverse Effect with regard to Lazer or Acclaim or a breach of any of the representations and warranties set forth in Article III or IV hereof, as the case may be, as of the Closing Date, give detailed notice thereof to the other parties hereto; and such notifying party shall use its or their best efforts to prevent or promptly to remedy such breach.

     Section 5.13 Consents; Notices. Lazer shall obtain and deliver to Acclaim written consents, in form and substance satisfactory to Acclaim, to the change in control of Lazer or assignments to the Surviving Corporation of the Contracts set forth in Schedules 3.18(a) and 3.18(b) hereto and any other consents required in connection with this Agreement or the transactions hereby contemplated including without limitation those identified in a schedule hereto. Lazer shall also deliver all notices to third parties required to be delivered in connection with the execution of this Agreement and the transactions hereby contemplated.


     Section 5.14 Fees and Expenses. (a) Except as set forth in Section 5.14(b), (c) and (d), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that expenses incurred in connection with the printing and mailing of the Proxy Statement and the S-4 shall be shared equally by Lazer and Acclaim.

     (b) Subject to Sections 5.14(c) and (d), in the event that Lazer shall have breached any of its obligations representations, warranties or covenants or prevents the satisfaction of Acclaim's conditions to the Merger, Acclaim shall have the right to avail itself of all available remedies, whether at law or equity, and Lazer shall, in addition to any damages or other relief granted to Acclaim, to the extent Acclaim prevails on any claim or action, pay all costs and expenses (including attorneys fees and expenses) incurred by Acclaim in pursuit of such remedies. In the event that Acclaim shall have breached any of its obligations representations, warranties or covenants or prevents the satisfaction of Lazer's conditions to the Merger, Lazer shall have the right to avail itself of all available remedies, whether at law or equity, and Acclaim shall, in addition to any damages or other relief granted to Lazer, to the extent Lazer prevails on any claim or action, pay all costs and expenses (including attorneys fees and expenses) incurred by Lazer in pursuit of such remedies.

     (c)  Provided that the circumstances contemplated by the first sentence of
Section 5.14(b) hereof shall not then be in existence as a result of or arising from the willful action or inaction of Lazer, its officers, directors, employees or agents, in the event Lazer or its Board of Directors shall have exercised its right under Section 5.03 in connection with an Acquisition Transaction, and as a result of any of the foregoing the Merger is not consummated and/or this Agreement is terminated, then Lazer shall promptly, but in no event later than one business day following the termination of this Agreement, pay to Acclaim, in immediately available funds, the sum of Two Hundred Thousand Dollars $200,000, which amount shall be Acclaim's sole remedy hereunder in such circumstances.

     (d)  Provided that the circumstances contemplated by the first sentence of
Section 5.14(b) hereof shall not then be in existence as a result of or arising from the willful action or inaction of Lazer, its officers, directors, employees or agents, in the event Lazer or its Board of Directors shall have exercised its rights under Section 5.03 in connection with an Acquisition Transaction and as a result the Merger is not consummated or this Agreement is terminated, and shall have consummated such Acquisition Transaction within one year, then Lazer shall, or shall cause any other party succeeding to its business or which is a party to such Acquisition Transaction, as a condition to consummation of any such Acquisition Transaction, pay to Acclaim, in immediately available funds, a sum in cash equal to 5% of the value (less any amounts paid or payable to Acclaim pursuant to Section 5.03(c)), which amount shall be Acclaim's sole remedy hereunder in such circumstances, of the aggregate consideration actually received in connection with such Acquisition Transaction by (i) Lazer's Stockholders, in the case that such Acquisition Transaction is a merger, business combination, sale of shares of capital stock outside the ordinary course of business or similar transaction, or (ii) Lazer, in the case that such Acquisition Transaction is a sale of a significant amount of Lazer's assets outside the ordinary course of business or similar transactions, in each case at such times that such consideration is actually distributed to Lazer Stockholders or Lazer, as applicable. The value of such consideration shall be determined in a manner consistent with the manner by which it is valued or determined in the agreements governing that Acquisition Transaction.

     (e) Notwithstanding any other provision of this Agreement, the provisions of this Section 5.14 shall not be conditioned on the vote of the stockholders of Lazer. This Section 5.14 shall survive the termination of the Merger or this Agreement.

     Section 5.15 The Option. Lazer hereby grants Acclaim an option (the "Option") to purchase shares of Lazer Common Stock for $8.00 per share in cash on the terms and conditions set forth in the Option Agreement attached as Exhibit C hereto. Notwithstanding any other provision of this Agreement, the grant of the Option under this Section 5.15 shall not be conditioned upon the vote of the stockholders of Lazer. The Option shall survive the termination of the Merger or this Agreement. Lazer further grants to Acclaim registration rights relating to the Lazer Common Stock underlying the Option on substantially the terms set forth in the registration rights agreement attached as Exhibit C hereto.

     Section 5.16 Pooling. Each of Acclaim and Lazer agree not to take any action that would adversely affect the ability of Acclaim to treat the Merger as a pooling of interests and each of Lazer and Acclaim agree to take such action as may be reasonably required to negate the impact of any past or future actions that would adversely impact the ability of Acclaim to treat the Merger as a pooling of interests.

     Section 5.17 Public Announcements. Acclaim and Lazer shall consult with each other before issuing any press releases or otherwise making any public statements with respect to the Merger or this Agreement and shall not issue any press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or NASDAQ.

     Section 5.18 Registration Right Agreements and Warrants. Acclaim agrees as part of the Merger to assume all of Lazer's obligations in connection with the registration rights granted by Lazer prior to the date hereof and described on Schedule 5.18 with respect to any Lazer securities which had rights under such agreements and were exchanged or substituted in the Merger, subject to Acclaim's reasonable renegotiation with Van Kasper & Co. and with Cohig & Associates, Inc. of their rights thereunder.

     Section 5.19 NASDAQ Listing. As soon as practicable after the Effective Time, Acclaim will use its best efforts (i) to cause the Acclaim Common Stock to be issued in the Merger to be quoted on the Nasdaq Stock Market or listed on such securities exchange as Acclaim Common Stock is then listed and (ii) to cause the shares of Acclaim Common Stock issued upon exercise of substituted Lazer Stock Options or Warrants to be quoted upon issuance on the Nasdaq Stock Market or listed on such securities exchange as the Acclaim Common Stock is then listed.

     Section 5.20  Acclaim Employee Option Plans and Benefit Arrangements.

Acclaim shall use its best efforts to arrange that, as soon as practicable after the Effective Time, all Acclaim benefit arrangements and Acclaim employee plans (the "Acclaim Benefits") provide the same or a comparable benefit or plan to each employee of Lazer as is provided to Acclaim's employees who are similarly situated. The Acclaim Benefits shall give full credit for each participant's period of service with Lazer prior to the Effective Time for all purposes for which such service was recognized under the Plans prior to the Effective Time and full credit for deductibles satisfied under the Plans toward any deductibles for the same period following the Effective Time, and shall waive any pre-existing condition limitation for any employee covered under the Plans immediately prior to the Effective Time. From and after the Effective Time, Acclaim and the Surviving Corporation shall provide all employees of Lazer with the opportunity to participate in any employee stock option or other incentive compensation plan of Acclaim on substantially the same terms and subject to substantially the same conditions as are available to similarly situated employees of Acclaim.

     Section 5.21 Employment Agreements. Acclaim covenants and agrees that it shall cause the Surviving Corporation to, concurrently with the Effective Time, execute the employment agreements substantially in the form attached hereto as Exhibit D.

     Section 5.22 Closing Balance Sheet. No later than five days prior to the Closing and in any event no later than the tenth day of the month within which the Closing is anticipated to take place, Lazer shall furnish Acclaim with a balance sheet dated as of the last day of the month immediately preceding the month in which the Closing Date occurs and a Net Sales presentation for the applicable period described in Section 3.21(b) ended with the date of such balance sheet (together, the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with GAAP (without footnotes) and reflect the applicable minimum amounts set forth in Section 3.21(b) hereof with respect to Lazer's Working Capital, Net Worth and Net Sales, prepared on a pro forma basis after deduction of expenses and fees incurred by Lazer in connection with the Merger and transactions contemplated hereby up to an aggregate of $750,000. Such Closing Balance Sheet shall be certified by the President and Chief Financial Officer of Lazer in their respective capacity as such . Within three days of its receipt of the Closing Balance Sheet, Acclaim shall notify Lazer in writing (a "Dispute Notice") whether Acclaim in good faith accepts or rejects the calculations set forth in the Closing Balance Sheet, and in the case of a rejection thereof specifying the ground of such rejection in reasonable detail (a "Dispute"). In the event of a Dispute, Lazer and Acclaim shall seek within 15 days from the date of Acclaim's Dispute Notice to resolve such Dispute to the satisfaction of Acclaim and Acclaim's independent public accountants.

     Section 5.23 Operation of the Surviving Corporation. So long as the Surviving Corporation has any obligations under Section 5.11 hereof, Acclaim shall not (i) take any affirmative action to materially adversely change the operations of the Surviving Corporation; (ii) cause the Surviving Corporation to sell, transfer or otherwise dispose of any of its assets other than Proprietary Rights, except for (a) dispositions, pledges and transfers to Acclaim's lenders or to bona fide third party lenders providing financing to Lazer, in each case for collateral purposes, (b) dispositions made in the ordinary course of business, (c) the payment of expenses incurred by the Surviving Corporation other than Acclaim's or Lazer in the Merger or (d) unless the Surviving Corporation shall have received, in the good faith determination of its Board of Directors, fair value therefor; (iii) liquidate the Surviving Corporation; (iv) merge the Surviving Corporation with or into another corporation, including Acclaim or its Affiliates, unless such corporation agrees to be bound by the provisions of Section 5.11 and this Section 5.23 and such corporation has a net worth at least equal to Acclaim's as of the date hereof or Acclaim agrees to guarantee such obligations; (v) sell, distribute or otherwise dispose of the Common Stock of the Surviving Corporation, unless the corporation receiving such Common Stock agrees to be bound by the provisions of
Section 5.11 and this Section 5.23 and such corporation has a net worth at least equal to Acclaim's as of the date hereof or Acclaim agrees to guarantee such obligations; (vi) issue additional shares of Common Stock (or rights to purchase shares of Common Stock) of the Surviving Corporation that result in Acclaim losing control of the Surviving Corporation unless the purchaser thereof agrees to be bound by the provisions of Section 5.11 and this Section
5.23 and such corporation has a net worth at least equal to Acclaim's as of the date hereof or Acclaim agrees to guarantee such obligations; or (vii) cause the Surviving Corporation to make dividends, distributions or loans to Acclaim or its Affiliates or enter into other transactions (other than transfers of Proprietary Rights) on other than an arm's length basis.

     Section 5.24 Each of Acclaim and Lazer agree to use its best efforts not to take any actions that would adversely affect the ability of the Merger to be treated as a tax free reorganization pursuant to the provisions of Section 368(a) of the Code and will provide appropriate factual statements to Lazer's counsel with respect to matters pertaining to the treatment of the Merger as a tax free reorganization under Section 368(a) of the Code.

     Section 5.25 Intellectual Property. Lazer covenants that prior to using a name for any game which is being held out for sale or lease, Lazer shall perform a search under both U.S. and common law seeking to determine whether, based on such search, it is reasonable to use such name or mark in the manner in which Lazer believes its intended use will not infringe any other third parties' rights therein, whether statutory or common law rights (including, without limitation, trademark and the rights of privacy and publicity).

     Section 5.26 Executive Bonus. Acclaim shall cause the Surviving Corporation to pay to persons covered thereunder, not later than 120 days after June 30, 1995, any accrued and unpaid bonus payable to such persons by the Surviving Corporation in respect of the Surviving Corporation's fiscal year ended June 30, 1995.

                                  ARTICLE VI
               Conditions to Acclaim's and Holding's Obligations

     All obligations of Acclaim and Holdings under this Agreement are subject to the fulfillment, at the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part, at or prior to the Closing Date, by Acclaim in its sole discretion:

     Section 6.01 Representations and Warranties. The representations and warranties contained in Article III hereof shall be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for those representations and warranties that are expressly made as of a specified earlier date.

     Section 6.02 Covenants. Lazer shall have performed and complied in all material respects with all agreements and conditions on their part required by this Agreement to be performed or complied with prior to or on the Closing Date.

     Section 6.03  Officer's Certificate.  The Purchaser shall have received
(i) a certificate of the chief executive officer of Lazer, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections
6.01 and 6.02 hereof and (ii) such other evidence with respect to the fulfillment of any of said conditions as Acclaim may reasonably request.

     Section 6.04 Opinion of Counsel. (a) Acclaim shall have received an opinion of counsel for Lazer, dated the Closing Date, in form and substance reasonably satisfactory to Acclaim and its counsel.

     (b) Acclaim shall have received opinions of counsel for Lazer, dated the date of the effective date of the S-4 and as of the Closing Date regarding the tax free nature of the Merger as contemplated by Section 1.07 hereof in form and substance reasonably satisfactory to Acclaim and its counsel.

     Section 6.05 Consents. (a) Acclaim shall have received (in form and substance satisfactory to Acclaim) all approvals set forth in Schedule 4.05 and
4.06 hereto from all governmental and regulatory authorities of the United States and the several States and from any third party set forth in Schedule
4.05 and 4.06 hereto in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions hereby contemplated.

     (b) Lazer shall have obtained all necessary consents and approvals to the transactions contemplated hereby under the agreements listed on Schedule 3.04 and 3.18 hereto, which consents shall be in form and substance acceptable to Acclaim.

     Section 6.06 HSR Act. Lazer shall have made all pre-merger notification filings required to be made by it under the HSR Act, all applicable waiting periods thereunder shall have expired or been terminated without any request from any appropriate governmental agency for additional information or, if additional information has been requested, all applicable extended waiting periods shall have expired.

     Section 6.07 Legality. No change shall have occurred in any law, rule or regulation which would prohibit or infringe the performance of Acclaim's obligations under Article I hereof.

     Section 6.08 Injunctions. (a) No court, agency or other authority shall have issued any order, decree or judgment to set aside, restrain, enjoin or prevent the performance of Acclaim's obligations in Article I hereof.

     (b) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court or Governmental Entity of competent jurisdiction which prohibits restrains, enjoins, sets aside or prevents the consummation of the Merger and shall be in effect.


     Section 6.09 Closing Balance Sheet; Material Adverse Effect. Acclaim shall have received from Lazer the Closing Balance Sheet in accordance with
Section 5.23 herein and reflecting the summary amounts set forth in Section 3.21(b) hereof with respect to Lazer's Working Capital and Net Worth and there shall be no dispute with respect thereto. From the date hereof through and including the Closing Date, Lazer shall not have suffered a Material Adverse Effect.

     Section 6.10 Resignations. Lazer shall have caused to be delivered to Acclaim written resignations, effective as of the Closing Date, of each of the directors and officers of Lazer and its subsidiaries specified in Schedule 6.10 hereof from all offices and directorships of Lazer and its subsidiaries.

     Section 6.11 Employment Agreements. At the Effective Time, each of the Principals shall have entered into an Employment Agreement with the Surviving Corporation in the form attached as Exhibit D hereto, as applicable.

     Section 6.12 Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding Lazer Common Stock in accordance with applicable law and Dissenting Shares and/or shares of common stock of Lazer capable of becoming Dissenting Shares after the Closing shall not constitute in excess of 10% of the shares eligible to vote for such approval and adoption.

     Section 6.13 Due Diligence. Completion of Acclaim's due diligence of Lazer's operations and financial condition to the satisfaction of Acclaim and its counsel, including, without limitation, analysis and review of matters and documents listed on Schedules to this Agreement and/or otherwise provided to Acclaim prior to the date hereof and satisfaction with Environmental Conditions relating to Lazer's offices and facilities located in Pleasanton, California.

     Section 6.14 Benefit Plans; Stock Option Plans. Termination of all Lazer Stock Option Plans and employee cash bonus or cash incentive performance plans (including, without limitation, the Executive Bonus Plan, except for the payments provided under Section 5.26 hereof) and receipt prior to the Closing Date of all necessary consents from the holders of all outstanding Stock Options and Warrants and registration rights with respect to changes therein reasonably requested by Acclaim.

     Section 6.15 Stock Price. If the Acclaim Common Stock Price shall be less than $12.50.

     Section 6.16 Merger. The Certificate of Merger and the California Certificate shall have been executed and delivered by Lazer to Acclaim.

     Section 6.17 Institution of Proceedings. There shall not have been instituted by any third party any suit or proceeding to enjoin, prevent, set aside, restrain or invalidate this Agreement or the transactions hereby contemplated or seeking damages from or to impose obligations upon Lazer or its directors or officers or Acclaim by reason of this Agreement or the transactions hereby contemplated which, in Acclaim's good faith judgment, would involve liabilities, expenses or lapse of time that would be materially adverse to Acclaim's interests.


     Section 6.18 Registration Statement. The S-4 shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     Section 6.19 Accountants' Letters. (a) Acclaim shall have received a letter from Grant Thornton LLP, Acclaim's independent public accountants, with respect to Acclaim, and from Ernst & Young, LLP Lazer's independent public accountants, with respect to Lazer, dated the date of the Proxy Statement, and confirmed in writing at the Effective Date, to the effect that each of Lazer and Acclaim, as applicable, may participate in a transaction such as the Merger in a manner so as to permit the Merger to qualify as a Pooling, provided that Acclaim may not exercise its rights to terminate this Agreement as a result of the failure of the conditions provided in this Section 6.19 if the reason that such letters cannot be delivered is solely as a result of the actions or omissions of Acclaim or its affiliates.

     (b) Acclaim shall have received a "cold comfort" letter from Ernst & Young, LLP dated within two days prior to the effectiveness of the S-4 with respect to the operations of Lazer in the form and substance of such letters delivered by independent public accountants in connection with registration statements on Form S-4 and reasonably satisfactory to Acclaim and its counsel.

     Section 6.20 Lazer Affiliate Agreements. Each of the persons listed on Schedules 3.27(a) shall have entered into a Lazer Affiliate Agreement, which Lazer Affiliate Agreements, as of the Closing Date, (i) shall be in full force and effect, (ii) shall be the legal, valid and binding obligation of the signatory thereto, enforceable in accordance with its terms and not conflict with any other agreement to which such person is a party and (iii) the provisions of which shall not have been challenged or modified by any legal proceeding or otherwise changed or amended without the prior written consent of Acclaim.

     Section 6.21 FIRPTA. Acclaim shall have received from Lazer an affidavit meeting the requirements of Section 1445(b)(3) of the Code and the Treasury Regulations promulgated thereunder.

                                  ARTICLE VII
                       Conditions to Lazer's Obligations

     All obligations of Lazer under this Agreement are subject to the fulfillment, at the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part, at or prior to the Closing Date by Lazer in its sole discretion:

     Section 7.01 Representations and Warranties. The representations and warranties contained in Article IV hereof shall be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for those representations and warranties that are expressly made as of a specified earlier date.

     Section 7.02 Covenants. Acclaim and Holdings shall each have performed and complied in all material respects with all agreements and conditions on their respective parts required by this Agreement to be performed or complied with prior to or on the Closing Date.

     Section 7.03 Officer's Certificate. Lazer shall have received a certificate of an executive officer of each of Acclaim and Holdings, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 7.01 and 7.02 hereof.

     Section 7.04 Opinion of Counsel. Lazer shall have received an opinion of counsel for Acclaim, dated the Closing Date, in form and substance reasonably satisfactory to Lazer and its counsel.

     Section 7.05 Consents. (a) All approvals set forth in Schedule 3.04 hereto from all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions hereby contemplated shall have been received.

     (b) Acclaim shall have obtained all necessary consents and approvals to the transactions contemplated hereby under the agreements listed on Schedule
4.05 and 4.06 hereto.

     Section 7.06 HSR Act. Acclaim shall have made all pre-merger notification filings required to be made by it under the HSR Act, all applicable waiting periods thereunder shall have expired or been terminated without any request from any appropriate governmental agency for additional information or, if additional information has been requested, all applicable extended waiting periods shall have expired.

     Section 7.07 Legality. No change shall have occurred in any law, rule or regulation which would prohibit the performance of Lazer's obligations under
Article I hereof.

     Section 7.08 Injunctions. (a) No court, agency or other governmental authority shall have issued any order, decree or judgment to set aside, restrain, enjoin or prevent the performance of Lazer's obligations in Article I hereof other than any of the foregoing, which is also covered by Section 7.14 hereof.

     (b) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court or Governmental Entity of competent jurisdiction which prohibits, restrains, sets aside, enjoins or prevents the consummation of the Merger and shall be in effect other than any of the foregoing, which is also covered by
Section 7.14 hereof.

     Section 7.09 Effectiveness of Registration Statement. The S-4, which includes the Proxy Statement, shall have been declared effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     Section 7.10 Employment Agreements. At the Effective Time, the Surviving Corporation shall have entered into an Employment Agreement with each of the Principals applicable in the form attached as Exhibit D hereto.

     Section 7.11  Stockholder Approval.  This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding Lazer Common Stock in accordance with applicable law.

     Section 7.12 Merger. The Certificate of Merger at the California Certificate shall have been executed and delivered by Acclaim to Lazer.

     Section 7.13 Accountants' Letters. Lazer shall have received a "cold comfort" letter from Grant Thornton, LLP, Acclaim's independent public accountants, dated within two days prior to effectiveness of the S-4 in form and substance of such letters delivered by independent public accountants in connection with registration statements on Form S-4 and reasonably satisfactory to Lazer and its counsel.

     Section 7.14 Institution of Proceedings. Prior to the Effective Time, there shall not have been instituted by any third party any suit or proceeding to restrain, enjoin, prevent, set aside or invalidate this Agreement or the transactions hereby contemplated or seeking damages from or to impose obligations upon Lazer or its directors or officers by reason of this Agreement or the transactions hereby contemplated which in Lazer's good faith judgment would involve expenses, liabilities, or lapse of time that would be materially adverse to Lazer's or to such person's interests, as to any of which Acclaim, in its sole discretion, upon review and assessment thereof with Lazer and its other advisers, Lazer's and Acclaim's counsel and such other review as Acclaim reasonably requires (as to which Lazer will, and will cause its counsel and advisers to, cooperate with Acclaim and its counsel with respect to such review), has not agreed to indemnify Lazer and/or its directors and officers pursuant to Section 5.11(e).

     Section 7.15 Stock Price. If the Acclaim Common Stock Price shall be less than $12.50.

                                 ARTICLE VIII
                           Termination and Amendment

     Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a)  by mutual consent of Lazer and Acclaim;

          (b) by either Lazer or Acclaim, if the Merger shall not have been consummated on or before July 31, 1995 (unless the failure to consummate the Merger by such date shall be due to a breach of a representation and warranty or of a covenant by such party and/or the action or failure to act of the party seeking to terminate this Agreement); provided however, that (i) in the event the Closing Balance Sheet shall be dated as of July 31, 1995, such consummation date shall automatically be extended to August 15, 1995 and (ii) in the event the Closing Balance Sheet shall be dated as of July 31, 1995 and Acclaim shall dispute the calculations therein pursuant to Section 5.22 hereof, such consummation date shall be automatically extended to August 31, 1995.

          (c) by either Lazer or Acclaim, if (i) the conditions to such party's obligations shall have become impossible to satisfy or shall not have been satisfied, other than as a result of its own acts or omissions in violation of its obligation hereunder or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable;

          (d) by Acclaim, if (i) subject to Section 7.06 hereof, there has been a material violation or breach by Lazer or any party to an Affiliate's Agreement of any representation, warranty or any agreement contained in this Agreement or therein, as applicable, or any failed condition to Acclaim's obligations under Article VI hereof, (ii) if the Acclaim Common Stock Price shall be less than $12.50 or (iii) Lazer has breached its covenants under Section 5.04 hereof.

          (e) by Lazer if (i) subject to Section 6.06 hereof, there has been a material violation or breach by Acclaim of any representation, warranty or any agreement contained in this Agreement or any failed condition to Lazer's obligations under Article VII hereof, (ii) if the Acclaim Common Stock Price shall be less than $12.50, or (iii) Acclaim has breached its covenant under Section 5.04 hereof.

          (f) by either party if approval of the Merger by the Lazer Stockholders shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at the Lazer Stockholders Meeting or any adjournments thereof; provided however, that termination pursuant to this Section 8.01(f) shall not relieve Lazer of any obligations or consequences by reason of any breach of any representation, warranty or covenant of Lazer or any other failed condition to Acclaim's obligation under Article VI hereof.

          (g) by either party if, in accordance with Section 5.03 Lazer's Board of Directors accepts, approves or recommends to the Lazer stockholders a proposal relating to an Acquisition Transaction or the Lazer Board of Directors amends, withholds or withdraws its recommendation of the Merger; provided, however, that termination by either party pursuant to this Section 8.01(g) shall not relieve Lazer of its obligations pursuant to Section 5.14, Section 5.15 and Article IX of this Agreement.

     Section 8.02 Effect of Termination. (a) Subject to subsection (b) of this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Sections 5.14, 5.15, Article IX and the Confidentiality Agreement. Nothing contained in this Section 8.02 shall relieve any party from liability for any wilful breach of this Agreement. The indemnification provisions set forth in
Article IX hereof shall survive any such termination of this Agreement as to any party who shall be in breach of this Agreement as at any such date of termination or at any earlier date of the termination of this Agreement pursuant hereto if the non-breaching party shall have given the appropriate notice under Article IX hereof prior to any such termination, unless the survival of such provisions is specifically waived by the non-breaching party or parties hereto.

     (b)  If Acclaim or Lazer shall have the right to terminate this Agreement then the party which does not have the right to terminate will use its best efforts to cure the condition giving rise to such right. If such party is unable to cure the condition giving rise to such right, the other party may exercise its right to terminate this Agreement or waive such right and proceed to consummate the transactions contemplated hereby. The giving of notice pursuant to Section 5.12 of this Agreement shall not act as a waiver of any breach hereunder. Notwithstanding the exercise of the foregoing right to terminate or waive, the aggrieved party shall have and may pursue its rights to recover damages for breach of contract or any representation, warranty or covenant giving rise to such right subject to the limitations of Section 5.14(c) and 5.14(d).

     Section 8.03 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Lazer, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.04 Extension; Waiver. At any time prior to the Effective Date, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE IX
                                Indemnification

     Section 9.01 By Lazer. Lazer agrees to indemnify and hold harmless Acclaim, Holdings and their respective directors, officers, employees and agents (the "Acclaim Parties") against, and to reimburse the Acclaim Parties on demand with respect to, any and all losses, liabilities, obligations, suits, proceedings, demands, judgments, damages, claims, expenses and costs (including, without limitation, reasonable fees, expenses and disbursements of counsel) (collectively, "Losses") which each may suffer, incur or pay, by reason of (i) the breach by Lazer, Lazer's affiliates or the Kelly Family Trust and the 1992 Kelly Family Trust, or the Principals of any representation, warranty or covenant contained in this Agreement or in any agreement, certificate or other document executed by the Principals or Lazer, Lazer's affiliates or the Kelly Family Trust and the 1992 Kelly Family Trust, and delivered to Acclaim or Holdings pursuant to the provisions of this Agreement;
(ii) the failure of the Principals, Lazer, Lazer's affiliates or the Kelly Family Trust and the 1992 Kelly Family Trust to execute, deliver and perform any agreement required by this Agreement or any agreement executed pursuant to the provisions of this Agreement or entered into concurrently herewith as referenced in Section 10.05 hereof; and/or (iii) the allegation in writing by any third party of the existence of any liability, obligation, lease, agreement, contract, other commitment or state of facts which, if such allegation were true, would constitute a breach by the Principals, Lazer,

Lazer's affiliates or the Kelly Family Trust and the 1992 Kelly Family Trust of any representation or warranty contained in this Agreement or in any agreement, certificate or other document delivered by or on behalf of the Principals, Lazer, Lazer's affiliates or the Kelly Family Trust and the 1992 Kelly Family Trust to Acclaim pursuant to the provisions of this Agreement or of any covenant made by the Principals, Lazer, Lazer's affiliates or the Kelly Family Trust and the 1992 Kelly Family Trust herein or therein.

     Section 9.02 By Acclaim. Acclaim agrees to indemnify and hold harmless Lazer, its directors, officers, employees and agents (the "Lazer Parties") against, and to reimburse the Lazer Parties on demand with respect to, any and all Losses which each may suffer, incur or pay by reason of (i) the breach by Acclaim or Holdings of any representation, warranty or covenant contained in this Agreement or in any agreement, certificate or other document executed by Acclaim or Holdings and delivered to Lazer pursuant to the provisions of this Agreement; (ii) the failure of Acclaim or Holdings to perform any agreement required by this Agreement or any agreement executed pursuant to the provisions of this Agreement and/or (iii) the allegation in writing by any third party of the existence of any liability, obligation, lease, agreement, contract, other commitment or state of facts which, if such allegation were true, would constitute a breach by Acclaim or Holdings of any representation or warranty contained in this Agreement or in any agreement, certificate or other document delivered by or on behalf of Acclaim or Holdings to Lazer pursuant to the provisions of this Agreement or of any covenant made by Acclaim or Holdings herein or therein.

     Section 9.03 Limitations on Indemnification. (a) Neither the Acclaim Parties, on the one hand, nor the Lazer Parties, on the other hand, shall be entitled to be indemnified pursuant to Section 9.01 hereof or pursuant to
Section 9.02 hereof, as the case may be, unless and until the aggregate of all Losses (other than those hereinafter referred to in the proviso to this sentence) incurred by the Acclaim Parties or the Lazer Parties, as the case may be, exceeds $150,000 and, upon exceeding such amount, the Acclaim Parties or the Lazer Parties, as the case may be, shall be entitled to be indemnified for all Losses (including all Losses below such $150,000 threshold on a dollar for dollar basis); provided, however, that notwithstanding the foregoing,
(i) Acclaim shall be entitled to be indemnified on a dollar-for-dollar basis from and against all Losses arising under Section 9.01 hereof if the Principals or Lazer shall have acted in bad faith or shall have engaged in willful misconduct in respect thereof and (ii) Lazer shall be entitled to be indemnified on a dollar-for-dollar basis from and against all Losses arising under Section 9.02 hereof if Acclaim shall have acted in bad faith or shall have engaged in willful misconduct in respect thereof.

     Section 9.04 Indemnification Procedure for Third Party Claims. The Acclaim Parties, in the case of Section 9.01 hereof, and the Lazer Parties, in the case of Section 9.02 hereof (hereinafter, the applicable party or parties providing indemnity, the "Indemnifying Party" and the party or parties being indemnified, the "Indemnified Party") agree to give the Indemnifying Party prompt written notice of the allegation by any third party of the existence of any liability, obligation, lease, agreement, contract, other commitment or state of facts referred to in clause (iii) of Sections 9.01 and 9.02 hereof, as applicable (any of such claims being referred to as a "Third Party Claim"); provided, however, that the Indemnified Party's failure to notify, or a delay in notifying, the Indemnifying Party of any Third Party Claim (provided that such Third Party Claim is a claim solely for monetary damages) shall relieve the Indemnifying Party of its obligations under this Article IX only to the extent, if any, that it is materially prejudiced by reason of any such delay or failure. The Indemnifying Party shall be entitled, at his or its sole cost and expense, to participate in and to control the contest, defense, settlement or compromise of any Third Party Claim (provided that such Third Party Claim is a claim solely for monetary damages) if the Indemnifying Party shall agree in writing within 15 days after the receipt of notice of such claim that it is required, pursuant to this Article IX, to indemnify the Indemnified Party for the full amount of Losses arising in respect of such claim (the "Claim Acknowledgement Procedure"), subject to Section 9.03 hereof. If the Indemnifying Party shall assume the defense of a claim hereunder, the Indemnified Party shall be kept informed with respect to, and shall have the right to participate in, the contest, defense, settlement or compromise of any such claim. If the Indemnifying Party does not assume the defense of a claim within a reasonable time after notice thereof or, after assumption, does not thereafter diligently pursue such defense or does not comply with the Claim Acknowledgement Procedure, the Indemnified Party shall be entitled to defend, settle or compromise such matter for the account and at the expense of the Indemnifying Party. Notwithstanding the foregoing provisions of this Section 9.04, (i) the Indemnified Parties shall have the sole right to control the contest, defense, settlement or compromise of any claim if such claim is not a claim solely for monetary damages and (ii) Acclaim shall have the sole right to control the contest, defense, settlement or compromise of any claim if, by reason of such claim, the rights of Acclaim or in or to any of its non-cash assets including, but not limited to, any character, publication or license might be, in Acclaim's sole discretion, adversely affected. Unless (x) a Third Party Claim shall have been instituted against an Indemnified Party and (y) the Indemnifying Party, if it shall have the right pursuant to this Section 9.04 to assume the defense thereof, shall not have assumed such defense after notification thereof in accordance with the Claim Acknowledgement Procedure, the Indemnified Party shall not settle or compromise such claim without the prior written consent of the Indemnifying Party; provided, however, that the Indemnifying Party shall not be so entitled to consent if the settlement or compromise of any single such Third Party Claim shall be $25,000 or less. If the Indemnifying Party shall not have the right, pursuant to this Section 9.04, to assume the defense of a Third Party Claim because such claim is not a claim solely for monetary damages, the Indemnifying Party shall receive 20 days' prior written notice of the Indemnified Party's proposed settlement and shall be entitled to consent only to the monetary portion, if any, of the settlement or compromise of the Third Party Claim as to which the Indemnifying Party is being asked to indemnify the Indemnified Party; provided, however, that the Indemnifying Party shall not be so entitled to consent if the monetary portion of the settlement or compromise of any single such Third Party Claim shall be $25,000 or less. If the Indemnifying Party shall have the right, pursuant to this Section 9.04, to assume the defense of a Third Party Claim because such claim is a claim solely for monetary damages, the Indemnified Party shall receive 20 days' prior written notice of the Indemnifying Party's proposed settlement and shall be entitled to consent to any such settlement or compromise which exceeds the amount available for indemnification under Section 9.03(b) or (c) hereof.

     Section 9.05  Indemnification Procedure for Claims Between Lazer and

Acclaim. The Acclaim Parties, in the case of Section 9.01 hereof, and the Lazer Parties, in the case of Section 9.02 hereof agree to give the Indemnifying Party prompt written notice with respect to which the Indemnifying Party may become obligated to hold harmless or indemnify the Indemnified Party. The Indemnified Party shall promptly deliver to the Indemnifying Party a written notice describing such matter giving rise to any indemnification hereunder (a "Claim") in reasonable detail and specifying the estimated amount of the Losses that may be incurred by the Indemnified Party in connection therewith. If the Indemnifying Party objects in writing to hold harmless or indemnify the Indemnified Party within five (5) business days following receipt of such notice, then the Indemnified Party and the Indemnifying Party will negotiate in good faith to resolve such Claim. If the parties do not resolve such Claim within ten (10) business days after the Indemnifying Party has first objected in writing, then the parties may pursue their respective available remedies hereunder or otherwise.

     Section 9.06 Limitations on Indemnity. (a) An Indemnified Party shall act in good faith and in a commercially reasonable manner to mitigate any Losses it may suffer.

     (b) Notwithstanding any provision of this Article IX, Lazer's obligations and liabilities hereunder are subject to the limitations set forth in Section 5.14(c) and 5.14(d) hereof.

                                   ARTICLE X
                                 Miscellaneous

     Section 10.01 Survival of Representations and Warranties. All statements, certifications, indemnifications, representations and warranties made hereby by the parties to this Agreement and their respective covenants, agreements and obligations to be performed pursuant to the terms hereof shall not survive the Closing, provided, however, that for purposes of determining "termination for cause" as defined in the Employment Agreements attached as Exhibit D hereto notwithstanding any examination by or on behalf of any party hereto and notwithstanding the consummation of the transactions hereby contemplated, such covenants, agreements, representations and warranties, certifications and obligations of Lazer shall survive the closing of the transactions hereby contemplated for a period of one (1) year from the Closing Date, except in the case of Sections 3.07, 3.20, 3.21 and 3.24 (such enumerated representations of Lazer hereinafter referred to as the "Audit Representations") which shall survive the Closing for a period ending with the issuance of an audit report relating to the combined audited financial statements of Acclaim and Lazer for a period subsequent to the Closing, provided further, however, any representation or warranty or agreement made hereunder and any indemnity under Article IX hereof shall survive for such purpose the time at which it would otherwise terminate pursuant to this sentence, if notice of the inaccuracy or breach thereof (in the case of a representation or warranty or agreement) or the claim thereunder (in the case of an indemnity) shall have been given to the party from whom indemnity may be sought in respect thereof (or to the appropriate entity under the applicable insurance policy) prior to one (1) year from the Closing Date (or such shorter period in the case the "Audit Representations").

     Section 10.02  Notices.  All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, sent by facsimile transmission (receipt of which is confirmed) or by mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          1.  if Lazer, to:

               Lazer-Tron Corporation
               4430 Willow Road
               Pleasanton, CA  94588
               Attention:  Mr. Norman B. Petermeier
               Facsimile No. (510) 460-0365

          with a copy to:

               Fenwick & West
               Two Palo Alto Square
               Palo Alto, CA  94306
               Attention:  Dennis R. DeBroeck, Esq.
               Facsimile No. (415) 857-0361

          and

          2.  if to Acclaim, to

               Acclaim Entertainment, Inc.
               One Acclaim Plaza
               Glen Cove, New York 11542-2708
               Attention:  Mr. Anthony R. Williams
               Facsimile No.:  (516) 656-2040

          with a copy to

               Rosenman & Colin
               575 Madison Avenue
               New York, NY  10022
               Attention:  Eric M. Lerner, Esq.
               Facsimile No.:  (212) 940-8776

     Section 10.03 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 10.04 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 10.05 Entire Agreement; Assignment. This Agreement, the side letters dated the date hereof entered into concurrently with the execution hereof (i.e. (i) the agreements of each of Norman Petermeier, Matthew Kelly and Brian Kelly with respect to their employment agreements, (ii) the agreements of the Kelly Family Trust and the 1992 Kelly Family Trust with respect to voting for the Merger, and (iii) the agreement between Lazer and Acclaim regarding breach of the foregoing agreements) and each of the exhibits hereto
(a) constitute the entire agreement and supersedes all prior agreements and understandings including the Letter of Intent dated March 7, 1995, both written and oral, among the parties with respect to the subject matter hereof other than the Confidentiality Agreement, any provisions of which are inconsistent with the transactions contemplated by this Agreement being waived hereby but the provisions of which that are not inconsistent shall survive and (b) shall not be assigned by operation of law or otherwise. The parties acknowledge that neither party has any rights or obligations under the Letter of Intent.

     Section 10.06 Governing Law and Consent to Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law.

     Section 10.07 Expenses. Except as otherwise set forth herein, each of the parties hereto shall bear its own expenses associated with the negotiation and execution of the Agreement and the consummation of the transactions contemplated hereby including, without limitation, legal and accounting fees and expenses.

     Section 10.08 Costs of Enforcement. Except as otherwise set forth herein, the prevailing party in any proceeding brought to enforce any provision of the Agreement shall be entitled to recover the reasonable fees and costs of its counsel, plus all other costs of such proceeding.

     Section 10.09 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     Section 10.10 Publicity. Except as otherwise required by law or the rules of the National Association of Securities Dealers, Inc., neither Lazer or Acclaim shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without prior written approval of the other party, which approval shall not be unreasonably withheld.

     Section 10.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except pursuant to Article IX hereof.

                                 *  *  *  *  *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ACCLAIM ENTERTAINMENT, INC.        LAZER-TRON CORPORATION

By: /s/ Anthony R. Williams        By: /s/ Norman B. Petermeier
Name: Anthony R. Williams          Name: Norman B. Petermeier
Title: Executive Vice President    Title: Chairman, CEO and President

ACCLAIM ARCADE HOLDINGS, INC.

By: /s/ Anthony R. Williams
Name: Anthony R. Williams
Title: Executive Vice President